Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217242

PROSPECTUS SUPPLEMENT

(To prospectus dated August 17, 2017)

PEABODY ENERGY CORPORATION

12,800,000 Shares of Common Stock

The selling stockholders named in this prospectus supplement are offering 12,800,000 shares of our common stock (“Common Stock” and, such offered shares of Common Stock, the “Securities”).

Subject to the completion of this offering, we have agreed to purchase from the underwriter shares of our common stock that are subject to this offering having an aggregate value of approximately $40 million at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BTU.” On August 17, 2017, the last reported sale price of our Common Stock on the NYSE was $27.94 per share.

We are not selling any Securities under this prospectus supplement and will not receive any proceeds from the sale of Securities by the selling stockholders. For a list of the selling stockholders, see “Selling Stockholders.”

Investing in the Securities involves risks. See “Risk Factors” on page S-4 of this prospectus supplement, the risk factors described in Exhibit 99.2 to our Current Report on Form 8-K filed on April 11, 2017 and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017, which are incorporated by reference herein, and all other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our Securities.

The underwriter has agreed to purchase the Securities from the selling stockholders at a price of $27.10 per share, which will result in approximately $346.9 million of proceeds, before expenses, to the selling stockholders. The underwriter proposes to offer the Securities from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the Securities against payment on or about August 23, 2017.

Credit Suisse

The date of this prospectus supplement is August 17, 2017.

PROSPECTUS SUPPLEMENT

PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, any free writing prospectus prepared by us and the accompanying prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell Securities, and seeking offers to buy Securities, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus

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supplement, any free writing prospectus prepared by us or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement, any free writing prospectus prepared by us or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

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EXPLANATORY NOTE

On April 13, 2016, Peabody Energy Corporation, a Delaware corporation (the “Company”), and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the “Debtors”), filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases (collectively, the “Chapter 11 Cases”) were jointly administered under the caption In re Peabody Energy Corporation, et al., Case No. 16-42529.

On December 22, 2016, the Debtors filed with the Bankruptcy Court a Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code and a related Disclosure Statement, and, on January 25, 2017, the Debtors filed with the Bankruptcy Court the First Amended Joint Plan of Reorganization and the First Amended Disclosure Statement. On January 27, 2017, the Debtors filed with the Bankruptcy Court the Second Amended Joint Plan of Reorganization (as amended, the “Plan”) and the Second Amended Disclosure Statement (as amended and hereafter, the “Disclosure Statement”) to address certain modifications after a hearing before the Bankruptcy Court on January 26, 2017. On January 27, 2017, the Bankruptcy Court entered the Order: (i) Approving Second Amended Disclosure Statement, (ii) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Second Amended Joint Plan of Reorganization, (iii) Scheduling Hearing on Confirmation of Second Amended Joint Plan of Reorganization and (iv) Approving Related Notice Procedures, which authorized the Debtors to solicit creditors’ votes on the Plan. On March 6, 2017 and March 15, 2017, the Debtors filed supplements to the Plan with the Bankruptcy Court.

On March 17, 2017, the Bankruptcy Court entered the Order Confirming Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession as Revised on March 15, 2017 (the “Confirmation Order”), which approved and confirmed the Plan. Copies of the Confirmation Order and the Plan were included as exhibits to the Current Report on Form 8-K filed by the Company with the SEC on March 20, 2017.

On April 3, 2017 (the “Effective Date”), the Debtors satisfied the conditions to effectiveness set forth in the Plan. As a result, the Plan became effective in accordance with its terms, and the Debtors emerged from the Chapter 11 Cases.

For more information on the events that occurred and the securities issued in connection with our emergence from the Chapter 11 Cases, see our Current Report on Form 8-K that was filed with the SEC on April 3, 2017.

Upon emergence in accordance with ASC 852, the Company applied fresh start reporting to its consolidated financial statements as of April 1, 2017 because (i) the reorganization value of the assets of the emerging entity immediately before the date of confirmation was less than the total of all postpetition liabilities and allowed claims and (ii) the holders of the existing voting shares immediately before confirmation received less than 50 percent of the voting shares of the emerging entity. Upon adoption of fresh start reporting, the Company became a new entity for financial reporting purposes reflecting the Successor capital structure. As such, a new accounting basis in the identifiable assets and liabilities assumed was established with no retained earnings or accumulated other comprehensive income (loss) (OCI). This reporting is reflected in the financial information included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as filed with the SEC on August 14, 2017.

However, unless otherwise noted or suggested by context, all other financial information and data, and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained in this prospectus supplement or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby, or to the adoption of fresh start reporting rules. Accordingly, such financial information may not be representative of our performance or financial condition after the Effective Date. Except with respect to such historical financial information and data, and accompanying financial statements and corresponding notes, or as otherwise noted or suggested by the context, all other information contained in this prospectus supplement relates to the Company following the Effective Date.

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CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to come within the safe harbor protection provided by those sections. These statements relate to future events or our future financial performance, including, without limitation, in “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Outlook” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017, and incorporated by reference herein. We use words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements.

Without limiting the foregoing, all statements relating to our future operating results, anticipated capital expenditures, future cash flows and borrowings and sources of funding are forward-looking statements and speak only as of the date of this prospectus supplement. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but are subject to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements. These factors are difficult to accurately predict and may be beyond our control. Factors that could affect our results or an investment in our securities include, but are not limited to:

•	competition in the energy market and supply and demand for our products, including the impact of alternative energy sources, such as natural gas and renewables;

•	global steel demand and the downstream impact on metallurgical coal prices, and lower demand for our products by electric power generators;

•	customer procurement practices and contract duration;

•	the impact of weather and natural disasters on demand, production and transportation;

•	reductions and/or deferrals of purchases by major customers and our ability to renew sales contracts;

•	credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, bank and other financial counterparties;

•	geologic, equipment, permitting, site access, operational risks and new technologies related to mining;

•	transportation availability, performance and costs;

•	availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires;

•	impact of take-or-pay arrangements for rail and port commitments for the delivery of coal;

•	successful implementation of business strategies, including, without limitation, the actions we are implementing to improve our organization and respond to current conditions;

•	negotiation of labor contracts, employee relations and workforce availability, including, without limitation, attracting and retaining key personnel;

•	changes in post-retirement benefit and pension obligations and their related funding requirements;

•	replacement and development of coal reserves;

•	uncertainties in estimating our coal reserves;

•	effects of changes in interest rates and currency exchange rates (primarily the Australian dollar);

•	our ability to successfully consummate acquisitions or divestitures, and the resulting effects thereof;

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•	economic strength and political stability of countries in which we have operations or serve customers;

•	legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements, changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations;

•	our ability to obtain and renew permits necessary for our operations;

•	our ability to appropriately secure our requirements for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations, including our ability to utilize self-bonding and/or successfully access the commercial surety bond market;

•	litigation or other dispute resolution, including, but not limited to, claims not yet asserted;

•	terrorist attacks or security threats, including, but not limited to, cybersecurity breaches;

•	impacts of pandemic illnesses;

•	any lack of an established market for certain of our securities, including our preferred stock, and potential dilution of our Common Stock;

•	price volatility in our securities;

•	short-sales in our Common Stock;

•	any conflicts of interest between our significant shareholders and other holders of our capital stock;

•	our ability to generate sufficient cash to service all of our indebtedness;

•	our debt instruments and capital structure placing certain limits on our ability to pay dividends and repurchase capital stock; and

•	our ability to comply with financial and other restrictive covenants in various agreements, including our debt instruments.

For more information on other factors that could affect us, please see the risk factors described in Exhibit 99.2 to our Current Report on Form 8-K filed on April 11, 2017 and “Item 1A – Risk Factors” and “Item 3 – Legal Proceedings” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this document and in our other SEC filings. These forward-looking statements speak only as of the date on which such statements were made, and we undertake no obligation to update these statements except as required by federal securities laws.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the Explanatory Note and documents incorporated by reference which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors,” the risk factors described in Exhibit 99.2 to our Current Report on Form 8-K filed on April 11, 2017 and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017. In this prospectus supplement, unless the context requires otherwise, hereafter references to the “Company,” “we,” “our” or “us” refer to Peabody Energy Corporation and its consolidated subsidiaries, including for the period prior to our emergence from the Chapter 11 Cases. In addition, when used in this prospectus supplement, the term “ton” refers to short or net tons, equal to 2,000 pounds (907.18 kilograms), while “tonne” refers to metric tons, equal to 2,204.62 pounds (1,000 kilograms).

Except as otherwise indicated, all amounts are expressed in United States, or U.S., dollars and references to “dollars” and “$” are to U.S. dollars. All historical financial statements contained or incorporated into this prospectus supplement or the accompanying prospectus are prepared in accordance with accounting principles generally accepted in the U.S.

Our Business

We are the world’s largest private sector coal company. As of December 31, 2016, we owned interests in 23 coal mining operations located in the United States (the “U.S.”) and Australia. We have a majority interest in 22 of those mining operations and a 50% equity interest in Middlemount Coal Pty. Ltd., which owns the Middlemount Mine in Queensland, Australia. In addition to our mining operations, we market and broker coal from other coal producers, both as principal and agent, and trade coal and freight-related contracts through trading and business offices in Australia, China, Germany, the United Kingdom and the U.S. (listed alphabetically).

In 2016, we produced and sold 175.6 million and 186.8 million tons of coal, respectively, from continuing operations. During that period, 76% of our total sales (by volume) were to U.S. electricity generators, 21% were to customers outside the U.S. and 3% were to the U.S. industrial sector, with approximately 86% of our worldwide sales (by volume) delivered under long-term contracts.

We conduct business through six operating segments: Australian Metallurgical Mining, Australian Thermal Mining, Midwestern U.S. Mining, Powder River Basin Mining, Western U.S. Mining and Trading and Brokerage.

In 2016, we achieved a global safety incidence rate of 1.22 incidents per 200,000 hours worked, marking a new company record, and a 35% improvement in our global safety performance over the past five years. We were also recognized by the U.S. National Mining Association as the first in the industry to achieve independent certification under the CORESafety® system.

We emerged from our Chapter 11 Cases on April 3, 2017 and our Common Stock began trading on the NYSE under the symbol “BTU” on April 4, 2017.

Share Repurchase

On August 1, 2017, we announced that our board of directors had authorized a $500 million share repurchase program. Repurchases may be made from time to time at our discretion. No expiration date has been set for the repurchase program, and the program may be suspended or discontinued at any time.

Subject to the completion of this offering, we have agreed to purchase from the underwriter shares of our common stock that are subject to this offering having an aggregate value of approximately $40 million at a price per share equal to the price per share paid by the underwriter to the selling stockholders in this offering. We refer to this repurchase as the “share repurchase.” We intend to fund the share repurchase with cash on hand. Following the completion of the share repurchase, we will have approximately $460 million of remaining availability under our repurchase program.

The description and the other information in this prospectus supplement regarding the share repurchase is included solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.

Our Corporate Information

Our principal executive offices are located at 701 Market Street, St. Louis, Missouri 63101-1826, and our telephone number is (314) 342-3400. Our Common Stock is listed on the NYSE under the symbol “BTU.” Our Internet website address is www.peabodyenergy.com. Information on our website is not a part of, or incorporated by reference in, this prospectus supplement.

The Offering

Common Stock to be offered by the selling stockholders	12,800,000 shares of Common Stock

Common Stock to be outstanding immediately after this offering and the share repurchase (assuming conversion of all outstanding shares of preferred stock)	134,962,307 shares of Common Stock(1)

Use of proceeds	We will not receive any proceeds from the sale of the Securities by the selling stockholders.

Share repurchase	Subject to completion of this offering, we have agreed to repurchase shares of our common stock from the underwriter having an aggregate value of approximately $40 million at a price per share equal to the price paid by the underwriter to the selling stockholders in this offering. We intend to fund the share repurchase with cash on hand. See “– Share Repurchase” above.

Risk factors	Investing in the Common Stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our Securities, see the section titled “Risk Factors” on page S-4 of this prospectus supplement, the risk factors described in Exhibit 99.2 to our Current Report on Form 8-K filed on April 11, 2017 and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017, and all other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our Securities.

Dividend policy	It is uncertain whether or when we will pay cash dividends or other distributions with respect to our Common Stock. Our senior secured term loan facility and the indenture governing our outstanding notes limit our ability to pay cash dividends and repurchase shares. In addition, restrictive covenants in certain other debt instruments to which we are, or may be, a party, may limit our ability to pay dividends or our ability to receive dividends from our operating companies, either of which may negatively impact the trading price of the Securities.

Listing	Our Common Stock is traded on the NYSE under the symbol “BTU.”

(1)	The number of shares of Common Stock outstanding immediately after this offering and the share repurchase is based on the number of shares of Common Stock outstanding as of August 8, 2017. This number does not include (a) 857,719 shares of Common Stock issued into a reserve for future distribution to specified claimholders pursuant to the Plan and (b) certain equity awards granted under the Peabody Energy Corporation 2017 Incentive Plan.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, unless expressly provided otherwise, and, in particular, the risk factors described in Exhibit 99.2 to our Current Report on Form 8-K filed on April 11, 2017 and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the price of our Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All of the shares of our Common Stock offered hereby are being sold by the selling stockholders identified in this prospectus supplement. See “Selling Stockholders.” Accordingly, we will not receive any proceeds from the sale of shares by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our securities by the selling stockholders, both before and after giving effect to this offering and the share repurchase. The table below has been prepared based upon information furnished to us by the selling stockholders as of August 14, 2017.

SEC rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. In the table below, percentage of ownership is based on 101,032,485 shares of Common Stock outstanding as of August 8, 2017 and, in the case of beneficial ownership after the offering and share repurchase, gives effect to the reduction of shares as a result of the share repurchase. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that the selling stockholders identified in the table possess sole voting and investment power over all shares of Common Stock shown as beneficially owned by the selling stockholder.

	Beneficial Ownership Prior to Offering		Number of Shares Being Offered Hereby	Beneficial Ownership After Offering and Share Repurchase
Name	Number	Percent of Shares		Number	Percent of Shares
Discovery Global Focus Master Fund, Ltd. (1)	4,789,723	4.7	3,356,997	1,432,726	1.4
Discovery Global Opportunity Fund, Ltd. (2)	4,316,006	4.3	746,703	3,569,303	3.6
Discovery Global Opportunity Partners, L.P. (3)	8,709,421	8.6	5,861,345	2,848,076	2.9
Discovery Capital Management, LLC (4)	4,106,395	4.1	2,834,955	1,271,440	1.3

(1)	We have been advised by the selling stockholder that the shares held by Discovery Global Focus Master Fund, Ltd., an exempted company, may also be deemed to be beneficially owned by (i) its investment manager, Discovery Capital Management, LLC, a limited liability company and (ii) Robert K. Citrone, the managing member of Discovery Capital Management, LLC.
(2)	We have been advised by the selling stockholder that the shares held by Discovery Global Opportunity Fund, Ltd., an exempted company, may also be deemed to be beneficially owned by (i) its investment manager, Discovery Capital Management LLC, a limited liability company and (ii) Robert K. Citrone, the managing member of Discovery Capital Management, LLC.
(3)	We have been advised by the selling stockholder that the shares held by Discovery Global Opportunity Partners, L.P., a limited partnership, may also be deemed to be beneficially owned by (i) its general partner, Discovery Capital Management, LLC, a limited liability company and (ii) Robert K. Citrone, the managing member of Discovery Capital Management, LLC.
(4)	Represents shares beneficially owned by sub-accounts advised by Discovery Capital Management, LLC. We have been advised by the selling stockholder that such shares may also be deemed to be beneficially owned by Robert K. Citrone, the managing member of Discovery Capital Management, LLC.

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

On April 4, 2017, the Common Stock issued under the Plan began trading on the NYSE under the symbol “BTU.” No established public trading market existed for the Common Stock prior to April 4, 2017. The following table sets forth, for the periods indicated, the high and low sales price per share of Common Stock as reported by the NYSE:

	Common Stock Price
	High	Low
Year Ending December 31, 2017:
Second quarter (beginning April 4, 2017)	$32.50	$22.58
Third quarter (through August 17, 2017)	$30.95	$24.37

The last reported sale price of our Common Stock on the NYSE on August 17, 2017 was $27.94 per share. As of August 8, 2017, we had 101,032,485 shares of our Common Stock outstanding. As of June 30, 2017, we had 230 record holders of our Common Stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

It is uncertain whether or when we will pay cash dividends or other distributions with respect to our Common Stock. However, on August 1, 2017, we announced that our board of directors has authorized a $500 million share repurchase program. Repurchases may be made from time to time at our discretion. The specific timing, price and size of repurchases will depend on the share price, general market and economic conditions and other considerations, including compliance with various debt agreements as they may be amended from time to time.

Our ability to declare dividends or repurchase shares will depend on our future financial performance, which in turn depends on the successful implementation of our strategy and on financial, competitive, regulatory, technical and other factors, general economic conditions, demand for and selling prices of coal and other factors specific to our industry, many of which are beyond our control. Restrictive covenants in debt instruments to which we are, or may be, a party may limit our ability to pay dividends or our ability to receive dividends from our operating companies. Our senior secured term loan facility and the indenture governing our outstanding notes limit our ability to pay cash dividends and repurchase shares. In addition, the certificate of designation governing our preferred stock limits our ability to pay cash dividends on or purchase shares of Common Stock above specified thresholds without the consent of holders representing at least a majority of the outstanding shares of the preferred stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the U.S. federal income tax considerations related to the acquisition, ownership, and disposition of the Securities by a non-U.S. holder, as defined below, that acquires the Securities pursuant to this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in tax consequences different from those discussed below. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as the gift or estate tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, broker-dealers, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, pension plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of the Securities as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the effect, if any, of the alternative minimum tax or Medicare contribution tax imposed on net investment income. This discussion assumes that a non-U.S. holder will hold the Securities acquired pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code.

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of the Securities that is neither a “United States person” (within the meaning of the Code) nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. An investor that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to the partnership’s acquisition, ownership and disposition of the Securities.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Distributions on the Securities

As discussed under “Price Range of Common Stock; Dividend Policy” above, it is uncertain whether or when we will pay cash dividends or other distributions with respect to our Common Stock. If we pay cash or distribute property (other than certain distributions of stock) to non-U.S. holders of the Securities, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in the Securities. Any remaining excess will be treated as gain from the sale or exchange of the Securities. For a further discussion of the treatment of gain from the sale or exchange of the Securities and distributions treated as a return of capital, see “– Gain on Sale, Exchange or Other Taxable Disposition of the Securities” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to submit a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for the benefits of the applicable tax treaty. These forms may need to be periodically updated. If a non-U.S. holder holds the Securities through a financial institution or other intermediary, such non-U.S. holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), generally are exempt from U.S. federal withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a properly completed IRS Form W-8ECI (or appropriate successor form) certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates generally applicable to a United States person. Dividends received by a corporate non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of the Securities

Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations promulgated thereunder, commonly referred to as “FATCA,” any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of the Securities generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States),

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met, or

•	we are or have been a United States real property holding corporation for U.S. federal income tax purposes (a “USRPHC”) at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held our Common Stock, the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty and either (i) our Common Stock ceases to be regularly traded on an established securities market or (ii) such non-U.S. holder held more than 5% of our Common Stock at any time during the relevant period (as described below).

Gain that is described in the first bullet point above generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty).

A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.

With respect to the third bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We expect, although it is not free from doubt, that we are likely a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of the Securities in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of the Securities (including a redemption treated as a sale or exchange for U.S. federal income tax purposes or a distribution treated as a return of capital, as described under “– Distributions on the Securities” above). However, if and so long as our Common Stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, the 15% withholding tax on gross proceeds will not apply and a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC if such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the Securities, 5% or less of our Common Stock. Our Common Stock is currently listed on the NYSE and we believe that, for as long as our Common Stock continues to be so listed, the Common Stock will be treated as “regularly traded on an established securities market.”

Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding

The amount of dividends paid to a non-U.S. holder on the Securities and the tax, if any, withheld with respect to those dividends generally must be reported annually to the IRS and to such non-U.S. holder of the Securities. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of the Securities to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.

Under some circumstances, Treasury Regulations require backup withholding currently at a rate of 28%, on reportable payments with respect to the Securities. A non-U.S. holder generally may eliminate the requirement for U.S. federal backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) or by otherwise establishing an exemption. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the amount of any U.S. federal backup withholding generally will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA Withholding

FATCA will impose a U.S. federal withholding tax of 30% on certain types of payments, including U.S.-source dividends and gross proceeds from the sale or other disposition of securities that can produce U.S.-source dividends made to (i) “foreign financial institutions,” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, or are otherwise eligible for an exemption, and (ii) certain non-financial foreign entities, unless they certify certain information regarding their direct and indirect U.S. owners, or are otherwise eligible for an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The withholding obligations described above generally will apply to payments of U.S.-source dividends made with respect to the Securities, and to payments of gross proceeds from a sale or other disposition of the Securities occurring on or after January 1, 2019. Non-U.S. holders are urged to consult their own tax advisors regarding FATCA and the application of these requirements to any investment in the Securities.

We will not pay any additional amounts to non-U.S. holders with respect to any amounts withheld, including pursuant to FATCA.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August 17, 2017, the selling stockholders have agreed to sell to Credit Suisse Securities (USA) LLC, acting as underwriter, 12,800,000 shares of Common Stock. Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all the shares of Common Stock sold under the underwriting agreement if any of these shares are purchased.

Subject to the completion of this offering, we have agreed to purchase from the underwriter shares of our common stock that are subject to this offering having an aggregate value of approximately $40 million at a price per share equal to the price paid by the underwriter to the selling stockholders in this offering.

The underwriter may receive from purchasers of the shares of Common Stock normal brokerage commissions in an amount agreed upon with such purchasers.

The underwriter proposes to offer the Securities offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to approval of legal matters by its counsel, including the validity of the Securities, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriter may effect such transactions by selling the Securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of Securities for whom they may act as agents or to whom they may sell as principal.

The underwriter has agreed to purchase the Securities from the selling stockholders at a price of $27.10 per share, which will result in approximately $346.9 million of proceeds, before expenses, to the selling stockholders.

We estimate that our out of pocket expenses for this offering will be approximately $900,000. We have also agreed to reimburse the underwriter for certain expenses related to the offering in an amount up to $35,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement.

Our officers and directors and the selling stockholders have agreed, subject to certain exceptions, that for a period of 90 days after the date of this prospectus supplement they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Common Stock, whether any of these transactions are to be settled by delivery of our Common Stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter.

We and the selling stockholders have agreed to indemnify the underwriter and certain of its controlling persons against liabilities under the Securities Act and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The shares of Common Stock are listed on the NYSE under the symbol “BTU.”

In connection with the offering the underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market. If the underwriter sells more shares than could be covered by the shares sold in the offering, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of the Common Stock. As a result the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter may distribute prospectus supplements electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, the underwriter or its affiliates act as lenders and/or agents under our senior secured term loan facility.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the sellers or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The shares of Common Stock may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPERTS

The consolidated financial statements of Peabody Energy Corporation included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017, including the schedule appearing therein, and the effectiveness of Peabody Energy Corporation’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Securities offered hereby will be passed upon for us by Jones Day. Certain legal matters relating to this offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York, and for the selling stockholders by Kirkland & Ellis LLP, Houston, Texas.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the Registration Statement, of which this prospectus supplement forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

•	Annual Report on Form 10-K for the year ended December 31, 2016, as filed on March 22, 2017 (as amended by Amendment No. 1 filed on July 10, 2017 and by Amendment No. 2 filed on August 14, 2017);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, as filed on May 11, 2017 (as amended by Amendment No. 1 filed on August 14, 2017) and August 14, 2017, respectively;

•	Current Reports on Form 8-K filed with the SEC on January 12, 2017, January 25, 2017 (Item 5.02 only), January 27, 2017 (Item 1.01 only), February 2, 2017 (Item 8.01 only), February 9, 2017, February 15, 2017, February 22, 2017, March 17, 2017 (Items 1.01 and 5.02 only), March 20, 2017 (Item 1.03 only), April 3, 2017 (Items 1.01, 1.02, 3.02, 3.03, 5.02 and 5.03 only), April 11, 2017 (as amended by Amendment No. 1, filed on May 26, 2017, and by Amendment No. 2, filed on June 20, 2017), April 17, 2017 and April 21, 2017 (Item 1.02 only).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.peabodyenergy.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement. You may also obtain a copy of these filings (including exhibits incorporated therein by reference) at no cost by writing or telephoning us at the following address or telephone number:

Attention: Investor Relations

Peabody Energy Corporation

701 Market Street, Suite 700

St. Louis, Missouri 63101-1826

(314) 342-3400

PEABODY ENERGY CORPORATION

18,401,275 Shares of Series A Convertible Preferred Stock

58,199,110 Shares of Common Stock

36,118,277 Shares of Common Stock initially issuable upon the conversion of Series A Convertible Preferred Stock

This prospectus relates to up to 18,401,275 shares of our Series A Convertible Preferred Stock (“Preferred Stock”), 58,199,110 shares of our common stock currently outstanding and 36,118,277 shares of our common stock initially issuable upon conversion of the Preferred Stock (the foregoing shares of common stock, the “Common Stock” and, together with the Preferred Stock, the “Securities”), which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto.

We are registering the offer and sale of the Securities to satisfy registration rights we have granted pursuant to a registration rights agreement dated as of April 3, 2017 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the Securities. The selling stockholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Securities.

We are not selling any Securities under this prospectus and will not receive any proceeds from the sale of Securities by the selling stockholders. The Securities to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell the Securities offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Principal and Selling Stockholders.”

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BTU.” On August 11, 2017, the last reported sale price of our Common Stock on the NYSE was $28.25. Prior to this offering, there has been no public market for our Preferred Stock. Our Preferred Stock is listed on the NYSE MKT LLC (“NYSE MKT”) under the symbol “BTUPR.” On August 11, 2017, the last reported sale price of our Preferred Stock on the NYSE MKT was $58.00.

Investing in the Securities involves risks. See “Risk Factors” on Page 3 of this prospectus for a discussion of the risks regarding an investment in the Securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2017.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

For investors outside the United States: we have not, and the selling stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Securities and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

EXPLANATORY NOTE

On April 13, 2016, Peabody Energy Corporation, a Delaware corporation (the “Company”), and a majority of the Company’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (collectively with the Company, the “Debtors”), filed voluntary petitions under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases (collectively, the “Chapter 11 Cases”) were jointly administered under the caption In re Peabody Energy Corporation, et al., Case No. 16-42529.

On December 22, 2016, the Debtors filed with the Bankruptcy Court a Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code and a related Disclosure Statement, and, on January 25, 2017, the Debtors filed with the Bankruptcy Court the First Amended Joint Plan of Reorganization and the First Amended Disclosure Statement. On January 27, 2017, the Debtors filed with the Bankruptcy Court the Second Amended Joint Plan of Reorganization (as amended, the “Plan”) and the Second Amended Disclosure Statement (as amended and hereafter, the “Disclosure Statement”) to address certain modifications after a hearing before the Bankruptcy Court on January 26, 2017. On January 27, 2017, the Bankruptcy Court entered the Order: (i) Approving Second Amended Disclosure Statement, (ii) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Second Amended Joint Plan of Reorganization, (iii) Scheduling Hearing on Confirmation of Second Amended Joint Plan of Reorganization and (iv) Approving Related Notice Procedures, which authorized the Debtors to solicit creditors’ votes on the Plan. On March 6, 2017 and March 15, 2017, the Debtors filed supplements to the Plan with the Bankruptcy Court.

On March 17, 2017, the Bankruptcy Court entered the Order Confirming Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession as Revised on March 15, 2017 (the “Confirmation Order”), which approved and confirmed the Plan. Copies of the Confirmation Order and the Plan were included as exhibits to the Current Report on Form 8-K filed by the Company with the SEC on March 20, 2017.

On April 3, 2017 (the “Effective Date”), the Debtors satisfied the conditions to effectiveness set forth in the Plan. As a result, the Plan became effective in accordance with its terms, and the Debtors emerged from the Chapter 11 Cases.

For more information on the events that occurred and the Securities issued in connection with our emergence from the Chapter 11 Cases, see our Current Report on Form 8-K that was filed with the SEC on April 3, 2017.

Unless otherwise noted or suggested by context, all financial information and data, and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby, or to the adoption of “fresh start” reporting rules. Accordingly, such financial information may not be representative of our performance or financial condition after the Effective Date. Except with respect to such historical financial information and data, and accompanying financial statements and corresponding notes, or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to the Company following the Effective Date.

i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to come within the safe harbor protection provided by those sections. These statements relate to future events or our future financial performance, including, without limitation, in “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Outlook” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017, and incorporated by reference herein. We use words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements.

Without limiting the foregoing, all statements relating to our future operating results, anticipated capital expenditures, future cash flows and borrowings, and sources of funding are forward-looking statements and speak only as of the date of this prospectus. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but that are subject to a wide range of uncertainties and business risks, and actual results may differ materially from those discussed in these statements. These factors are difficult to accurately predict and may be beyond our control. Factors that could affect our results or an investment in our Securities include, but are not limited to:

•	competition in the energy market and supply and demand for our products, including the impact of alternative energy sources, such as natural gas and renewables;

•	global steel demand and the downstream impact on metallurgical coal prices, and lower demand for our products by electric power generators;

•	customer procurement practices and contract duration;

•	the impact of weather and natural disasters on demand, production and transportation;

•	reductions and/or deferrals of purchases by major customers and our ability to renew sales contracts;

•	credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, bank and other financial counterparties;

•	geologic, equipment, permitting, site access, operational risks and new technologies related to mining;

•	transportation availability, performance and costs;

•	availability, timing of delivery and costs of key supplies, capital equipment or commodities, such as diesel fuel, steel, explosives and tires;

•	impact of take-or-pay arrangements for rail and port commitments for the delivery of coal;

•	successful implementation of business strategies, including, without limitation, the actions we are implementing to improve our organization and respond to current conditions;

•	negotiation of labor contracts, employee relations and workforce availability, including, without limitation, attracting and retaining key personnel;

•	changes in post-retirement benefit and pension obligations and their related funding requirements;

•	replacement and development of coal reserves;

•	effects of changes in interest rates and currency exchange rates (primarily the Australian dollar);

•	uncertainties in estimating our coal reserves;

•	our ability to successfully consummate acquisitions or divestitures, and the resulting effects thereof;

•	economic strength and political stability of countries in which we have operations or serve customers;

•	legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements, changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations;

•	our ability to obtain and renew permits necessary for our operations;

•	our ability to appropriately secure our requirements for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations, including our ability to utilize self-bonding and/or successfully access the commercial surety bond market;

•	litigation or other dispute resolution, including, but not limited to, claims not yet asserted;

•	terrorist attacks or security threats, including, but not limited to, cybersecurity breaches;

•	impacts of pandemic illnesses;

•	any lack of an established market for certain of our securities, including our Preferred Stock, and potential dilution of our Common Stock;

•	price volatility in our Securities;

•	short-sales in our Common Stock;

•	any conflicts of interest between our significant shareholders and other holders of our capital stock;

•	our ability to generate sufficient cash to service all of our indebtedness;

•	our debt instruments and capital structure placing certain limits on our ability to pay dividends and repurchase Common Stock; and

•	our ability to comply with financial and other restrictive covenants in various agreements, including our debt instruments.

For more information on other factors that could affect us, please see the risk factors described in Exhibit 99.2 to our Current Report on Form 8-K filed on April 11, 2017 and “Item 1A – Risk Factors” and “Item 3 – Legal Proceedings” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this document and in our other SEC filings. These forward-looking statements speak only as of the date on which such statements were made, and we undertake no obligation to update these statements, except as required by the federal securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act to register with the SEC the Securities being offered in this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed with it. For further information about us and the Securities, reference is made to the Registration Statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the Registration Statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

•	Annual Report on Form 10-K for the year ended December 31, 2016, as filed on March 22, 2017 (as amended by Amendment No. 1 filed on July 10, 2017 and Amendment No. 2 filed on August 14, 2017);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, as filed on May 11, 2017 (as amended by Amendment No. 1 filed on August 14, 2017) and June 30, 2017, as filed on August 14, 2017; and

•	Current Reports on Form 8-K filed with the SEC on January 12, 2017, January 25, 2017 (Item 5.02 only), January 27, 2017 (Item 1.01 only), February 2, 2017 (Item 8.01 only), February 9, 2017, February 15, 2017, February 22, 2017, March 17, 2017 (Items 1.01 and 5.02 only), March 20, 2017 (Item 1.03 only), April 3, 2017 (Items 1.01, 1.02, 3.02, 3.03, 5.02 and 5.03 only), April 11, 2017 (as amended by Amendment No. 1, filed on May 26, 2017, and by Amendment No. 2, filed on June 20, 2017), April 17, 2017 and April 21, 2017 (Item 1.02 only).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.peabodyenergy.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings (including exhibits incorporated therein by reference) at no cost by writing or telephoning us at the following address or telephone number:

Attention: Investor Relations

Peabody Energy Corporation

701 Market Street, Suite 700

St. Louis, Missouri 63101-1826

(314) 342-3400

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the Explanatory Note and documents incorporated by reference which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors,” the risk factors described in Exhibit 99.2 to our Current Report on Form 8-K filed on April 11, 2017 and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017. In this prospectus, unless the context requires otherwise, hereafter references to the “Company,” “we,” “our” or “us” refer to Peabody Energy Corporation and its consolidated subsidiaries, including for the period prior to our emergence from the Chapter 11 Cases. In addition, when used in this prospectus, the term “ton” refers to short or net tons, equal to 2,000 pounds (907.18 kilograms), while “tonne” refers to metric tons, equal to 2,204.62 pounds (1,000 kilograms).

Except as otherwise indicated, all amounts are expressed in United States, or U.S., dollars and references to “dollars” and “$” are to U.S. dollars. All historical financial statements contained in this report are prepared in accordance with accounting principles generally accepted in the U.S.

Our Business

We are the world’s largest private sector coal company. As of December 31, 2016, we owned interests in 23 coal mining operations located in the United States (the “U.S.”) and Australia. We have a majority interest in 22 of those mining operations and a 50% equity interest in Middlemount Coal Pty. Ltd., which owns the Middlemount Mine in Queensland, Australia. In addition to our mining operations, we market and broker coal from other coal producers, both as principal and agent, and trade coal and freight-related contracts through trading and business offices in Australia, China, Germany, the United Kingdom and the U.S. (listed alphabetically).

In 2016, we produced and sold 175.6 million and 186.8 million tons of coal, respectively, from continuing operations. During that period, 76% of our total sales (by volume) were to U.S. electricity generators, 21% were to customers outside the U.S. and 3% were to the U.S. industrial sector, with approximately 86% of our worldwide sales (by volume) delivered under long-term contracts.

We conduct business through six operating segments: Australian Metallurgical Mining, Australian Thermal Mining, Midwestern U.S. Mining, Powder River Basin Mining, Western U.S. Mining and Trading and Brokerage.

In 2016, we achieved a global safety incidence rate of 1.22 incidents per 200,000 hours worked, marking a new company record, and a 35% improvement in our global safety performance over the past five years. We were also recognized by the U.S. National Mining Association as the first in the industry to achieve independent certification under the CORESafety® system.

We emerged from our Chapter 11 Cases on April 3, 2017.

Our Corporate Information

Our principal executive offices are located at 701 Market Street, St. Louis, Missouri 63101-1826, and our telephone number is (314) 342-3400. Our Common Stock is listed on the NYSE under the symbol “BTU.” Our Preferred Stock is listed on the NYSE MKT under the symbol “BTUPR.” Our Internet website address is www.peabodyenergy.com. Information on our website is not a part of, or incorporated by reference in, this prospectus.

The Offering

Issuer	Peabody Energy Corporation

Common Stock to be offered by the selling stockholders	58,199,110 shares of Common Stock and 36,118,277 shares of Common Stock initially issuable upon conversion of the Preferred Stock(1)

Common Stock to be outstanding immediately after this offering (assuming conversion of all Preferred Stock)	136,337,978 shares of Common Stock(2)

Preferred Stock to be offered by the selling stockholders	18,401,275 shares of Preferred Stock(1)

Preferred Stock to be outstanding immediately after this offering	18,401,275 shares of Preferred Stock

Use of proceeds	We will not receive any proceeds from the sale of the Securities by the selling stockholders.

Risk factors	Investing in the Securities involves substantial risk. For a discussion of risks relating to us, our business and an investment in our Securities, see the section titled “Risk Factors” on Page 3 of this prospectus, the risk factors described in Exhibit 99.2 to our Current Report on Form 8-K filed on April 11, 2017 and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017, and all other information set forth in this prospectus before investing in our Securities.

Listing	Our Common Stock is traded on the NYSE under the symbol “BTU.” Our Preferred Stock is listed on the NYSE MKT under the symbol “BTUPR.”

(1)	Securities registered pursuant to the Registration Statement of which this prospectus is a part are not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such Securities.
(2)	Does not include (a) 857,719 shares of Common Stock issued into a reserve for future distribution to specified claimholders pursuant to the Plan and (b) certain equity awards granted under the 2017 Incentive Plan (as defined herein).

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in Exhibit 99.2 to our Current Report on Form 8-K filed on April 11, 2017 and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the prices of our Securities could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We are filing the Registration Statement of which this prospectus forms a part to permit holders of the Securities described in the section entitled “Principal and Selling Stockholders” to resell such Securities. We will not receive any proceeds from the sale of our Securities by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the Securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET FOR THE SECURITIES

Our Common Stock is listed on the NYSE under the symbol “BTU” and has been trading since April 4, 2017. No established public trading market existed for our Common Stock prior to April 4, 2017. The closing price of our Common Stock on the NYSE on August 11, 2017 was $28.25. As of June 30, 2017, we had 58,199,110 shares of our Common Stock outstanding. As of June 30, 2017, we had 230 record holders of our Common Stock.

Prior to this offering, there has been no public market for our Preferred Stock. Our Preferred Stock is listed on the NYSE MKT under the symbol “BTUPR.” The closing price of our Preferred Stock on the NYSE MKT on August 11, 2017 was $58.00. As of June 30, 2017, we had 18,401,275 shares of our Preferred Stock outstanding. As of June 30, 2017, we had 179 record holders of our Preferred Stock.

Pursuant to this Registration Statement of which this prospectus forms a part, 18,401,275 shares of Preferred Stock, 58,199,110 shares of Common Stock, and 36,118,277 shares of Common Stock initially issuable upon conversion of the Preferred Stock will be registered under the Securities Act for sale by the selling stockholders.

DIVIDEND POLICY

It is uncertain whether or when we will pay cash dividends or other distributions with respect to our Common Stock. Our senior secured term loan facility and the indenture governing our outstanding notes limit our ability to pay cash dividends and repurchase shares. In addition, restrictive covenants in certain other debt instruments to which we are, or may be, a party, may limit our ability to pay dividends or our ability to receive dividends from our operating companies, either of which may negatively impact the trading price of the Securities.

MANAGEMENT

Board of Directors

Our board of directors (the “Board”) consists of nine directors. Each of the directors of the Board was appointed in connection with the Plan and determined to be qualified to serve on the Board. The independent directors of the Company were selected as follows: (a) the Debtors designated one independent director; (b) Contrarian Capital Management, L.L.C. (“Contrarian”), PointState Capital Management, LP (“PointState”), Panning Capital Management, LP (“Panning”), as creditors, together designated one independent director; (c) Elliott Management Corp. (“Elliott”) selected one independent director; and (d) a selection committee comprising the chief executive officer of the Company, a representative of Elliott and one nominee acting on behalf of Contrarian, PointState, and Panning, acting as a selection committee, agreed on the retention of a search firm to identify and recommend the remaining five independent directors, which were then selected by such selection committee. The term for all of the directors expires at the annual meeting of stockholders to be held in 2018. All directors will be elected annually, commencing at the annual meeting of stockholders to be held in 2018.

The following table sets forth the name, age as of June 30, 2017, and position of each current director.

Name	Age	Position Held	Has Served as Such Since
Glenn L. Kellow	50	President, Chief Executive Officer and Director	2015
Nicholas J. Chirekos	59	Director	2017
Stephen E. Gorman	62	Director	2017
Joe W. Laymon	64	Director	2017
Teresa S. Madden	61	Director	2017
Robert A. Malone	65	Chairman	2009
Kenneth W. Moore	48	Director	2017
Michael W. Sutherlin	70	Director	2014
Shaun A. Usmar	47	Director	2017

Glenn L. Kellow, 50, was named Peabody President and Chief Operating Officer in August 2013, President, Chief Executive Officer-elect and a director in January 2015, and President and Chief Executive Officer in May 2015. Mr. Kellow has extensive experience in the global resource industry, where he has served in multiple executive, operational and financial roles in coal and other commodities in the United States, Australia and South America. From 1985 to 2013, Mr. Kellow served in a number of roles with BHP Billiton Ltd., the world’s largest mining company, including senior appointments as President, Aluminum and Nickel (2012-2013), President, Stainless Steel Materials (2010-2012), President and Chief Operating Officer, New Mexico Coal (2007-2010), and Chief Financial Officer, Base Metals (2003-2007). He is a director and executive committee member of the World Coal Association, the U.S. National Mining Association, and the International Energy Agency Coal Industry Advisory Board. Mr. Kellow is a graduate of the Advanced Management Program at the University of Pennsylvania’s Wharton School of Business and holds a Master of Business Administration and a Bachelor Degree in Commerce from the University of Newcastle. He holds an Honorary Doctor of Science from the South Dakota School of Mines and Technology.

Nicholas J. Chirekos, 59, served in various financial advisory roles at J.P. Morgan Securities Inc. from 1987 until his retirement in 2016. He was most recently the Managing Director, North America Head of Mining from 2002 to 2016. Prior to that, he served as the Global Head of Mining and Metals. In 2005, Mr. Chirekos served on the Board of Directors of The Mineral Information Institute. He earned a Bachelor of Science from the University of Denver and a Master of Business Administration from New York University.

Stephen E. Gorman, 62, has served as the President and Chief Executive Officer of Borden Dairy Company since 2014. Prior to joining Borden Dairy Company, he was with Delta Air Lines, Inc. from 2007 to 2014, where he was the Chief Operating Officer. From 2003 to 2007 Mr. Gorman served as the President and Chief Executive Officer of Greyhound Lines, Inc. Mr. Gorman was also the Executive Vice President, Operations Support and President, North America for Krispy Kreme Doughnuts, Inc. from 2001 to 2003. Other directorships include ArcBest Corporation, Grupo Aeroméxico, S. A. B. de C. V. and Bradley University. He earned a Bachelor of Science from Eureka College and a Master of Business Administration from Bradley University.

Joe W. Laymon, 64, has been the Vice President, Human Resources and Corporate Services for Chevron Corporation since 2008. Prior to joining Chevron Corporation, Mr. Laymon worked at Ford Motor Company from 2000 to 2008, where he was the Vice President, Human Resources and later the Group Vice President, Corporate Human Resources and Labor Affairs. He also served as the Vice President, Human Resources, U.S. and Canada Region for Eastman Kodak Company from 1996 to 2000. Other directorships include Clark Atlanta University, BoardRoomIQ.com and United Way of the Bay Area. Mr. Laymon earned a Bachelor of Science from Jackson State University and a Master of Arts in Economics from the University of Wisconsin.

Teresa S. Madden, 61, retired from Xcel Energy, Inc. (“Xcel”) in May 2016, where she was employed from 2003 and served most recently as Executive Vice President and Chief Financial Officer from 2011 to 2016. Prior to joining Xcel, she was the Controller at Rogue Wave Software, Inc. From 1979 to 2000, she was the Controller and Manager at Xcel. She also served as an Executive in Residence at the University of Colorado’s Global Energy Management Program during the 2016-2017 school year. Other directorships include the Public Education & Business Coalition. She earned a Bachelor of Science from Colorado State University and a Master of Business Administration from Regis University.

Robert A. Malone, 65, joined the Board in 2009 and currently serves as its non-executive Chairman. He was elected Executive Chairman, President and CEO of First Sonora Bancshares, Inc., a financial services holding company, in October 2014. He also serves as Chairman, President and Chief Executive Officer of the First National Bank of Sonora, Texas, a position he has held since October 2009. He is a retired Executive Vice President of BP plc and the retired Chairman of the Board and President of BP America Inc., at the time the largest producer of oil and natural gas and the second largest gasoline retailer in the United States. He served in that position from 2006 to 2009. Mr. Malone previously served as Chief Executive Officer of BP Shipping Limited from 2002 to 2006, as Regional President Western United States, BP America Inc. from 2000 to 2002 and as President, Chief Executive Officer and Chief Operating Officer, Alyeska Pipeline Service Company from 1996 to 2000. Mr. Malone previously served in senior positions with Kennecott Copper Corporation. Other directorships include Halliburton Company and Teledyne Corporation. Mr. Malone holds a Bachelor of Science in Metallurgical Engineering from The University of Texas at El Paso and a Master of Science in Management from Massachusetts Institute of Technology.

Kenneth W. Moore, 48, has served as President of KWM Advisors LLC since 2016. Before that, he was the Managing Director of First Reserve Corporation, a private equity and infrastructure investment firm focused on energy from 2004 to 2015. From 2000 to 2004 he served as a Vice President at Morgan Stanley & Co. Other directorships include Cobalt International Energy, Inc., Chaparral Energy, Inc. and the SEAL Legacy Foundation. He earned a Bachelor of Arts from Tufts University and Master of Business Administration from Cornell University.

Michael W. Sutherlin, 70, joined the Board in 2014. He served as the President and Chief Executive Officer of Joy Global Inc. (“Joy”), a mining equipment and services provider from 2006 to 2013. From 2003 to 2006, he served as Executive Vice President of Joy and as President and Chief Operating Officer of its subsidiary, Joy Mining Machinery. Prior to joining Joy, Mr. Sutherlin served as President and Chief Operating Officer of Varco International, Inc. Mr. Sutherlin holds a Master of Business Administration from University of Texas at Austin and Bachelor of Business Administration in Industrial Management from Texas Tech University.

Shaun A. Usmar, 47, founded Triple Flag Mining Finance Ltd. (“Triple Flag”) in April 2016 and serves as its Chief Executive Officer. Prior to founding Triple Flag, Mr. Usmar served as Senior Executive Vice President and Chief Financial Officer of Barrick Gold Corporation, from 2014 – 2016, where he helped restructure the company. He joined Xstrata in 2006 as a founding member of the leadership team that grew the company into one of the world’s largest diversified miners at the time of its acquisition by Glencore in 2013. While at Xstrata, his roles included co-head of Business Development in London, CFO of Xstrata’s global Ferro-Alloys business in South Africa, and CFO of Xstrata’s global Nickel business in Canada. Prior to Xstrata, Mr. Usmar worked at BHP Billiton in Corporate Finance in London, and started his career in mining in operations in the steel and aluminum industries as a production engineer. He has also served on the Ontario Advisory board of The Children’s Wish Foundation, since 2010. Mr. Usmar holds a BSc in Metallurgy and Materials Engineering from the University of Witwatersrand in South Africa, and an MBA from the Kellogg Graduate School of Management at Northwestern University in Evanston, Illinois, both with distinction.

Executive Officers

The table below sets forth the name and age of each of our executive officers, and the date such executive officer was elected to his or her current position with the Company. The following people were serving as our executive officers as of the Effective Date and as of June 30, 2017. Unless otherwise noted, the term of office of each executive officer continues until the election and qualification of his or her successor. There is no family relationship between the executive officers or between the executive officers and the directors.

Name	Age	Position Held	Has Served as Such Since
Glenn L. Kellow	50	President, Chief Executive Officer and Director	2015
Amy B. Schwetz	42	Executive Vice President and Chief Financial Officer	2015
A. Verona Dorch	50	Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary	2015
Charles F. Meintjes	54	Executive Vice President – Corporate Services and Chief Commercial Officer	2017
George J. Schuller, Jr.	53	President – Australia	2017
Kemal Williamson	58	President – Americas	2012

For a description of Glenn L. Kellow’s background, see the description under “Board of Directors.”

Amy B. Schwetz, 42, was named our Executive Vice President and Chief Financial Officer in July 2015. Ms. Schwetz serves as our principal accounting officer and principal financial officer. She previously served as our Senior Vice President of Finance and Administration – Australia, from June 2013 to June 2015; Senior Vice President of Finance and Administration – Americas, from March 2012 to June 2013; Vice President of Investor Relations, from December 2011 to March 2012; Vice President of Capital and Financial Planning, from November 2009 to December 2011; Director of Financial Planning, from August 2007 to October 2009; and Director of Compliance and Accounting Policies, from August 2005 to August 2007. Prior to joining us, Ms. Schwetz was employed by Ernst & Young LLP, an international accounting firm, where she held multiple audit roles over eight years. She holds a bachelor’s degree in Accounting from Indiana University.

A. Verona Dorch, 50, was named our Executive Vice President, Chief Legal Officer, Governmental Affairs and Corporate Secretary in August 2015. She has executive responsibility for providing legal and government relations counsel for Peabody business activities and leads the company’s global legal, compliance and government affairs functions. From July 2006 to March 2015, she served in a variety of roles at Harsco Corporation, a diversified, worldwide industrial services company, most recently serving as its Chief Legal

Officer, Chief Compliance Officer and Corporate Secretary. Ms. Dorch also has experience in corporate and securities law from various law firms and with Sumitomo Chemical Co. Ms. Dorch holds a bachelor’s degree from Dartmouth College and a Juris Doctor degree from Harvard Law School.

Charles F. Meintjes, 54, was named our Executive Vice President – Corporate Services and Chief Commercial Officer in April 2017. Mr. Meintjes has executive responsibility for sales and marketing, corporate development, information technology, business services, technical services, and coal generation and emissions technology. He also will have temporary oversight of the Human Resources functional area, which has been under interim leadership. Mr. Meintjes has extensive senior operational, strategy, continuous improvement and information technology experience with mining companies on three continents. He joined us in 2007, and prior to serving in his current post, he was our President – Australia. Other past positions with us include Acting President – Americas, Group Executive of Midwest and Colorado Operations, Senior Vice President of Operations Improvement and Senior Vice President Engineering and Continuous Improvement. Prior to joining us, Mr. Meintjes served as a consultant to Exxaro Resources Limited in South Africa, and is a former Executive Director and Board Member for Kumba Resources Limited in South Africa. He also served on the boards of two public companies, AST Gijima in South Africa and Ticor Limited in Australia, and has senior management experience in the steel and the aluminum industry with Iscor and Alusaf in South Africa. Mr. Meintjes holds dual Bachelor of Commerce degrees in accounting from Rand Afrikaans University and the University of South Africa. He is a Chartered Accountant in South Africa and completed the advanced management program at the University of Pennsylvania’s Wharton School of Business.

George J. Schuller, Jr., 53, was named our President – Australia in April 2017. He has executive responsibility for our Australia operating platform, which includes overseeing the areas of health and safety, operations, sales and marketing, product delivery and support functions. Mr. Schuller has been with the Company for three decades serving in both domestic and international operational posts. His extensive experience includes operations management for both surface and underground mining, continuous improvement and engineering services. Prior to serving as Chief Operations Officer in Australia, he served as Group Executive PRB & SW, Senior Vice President Engineering Services, Vice President Engineering Technical Services and Vice President Continuous Improvement following his holding various operations and mine management positions with increasing responsibility. Mr. Schuller originally joined the Company as a Mine Engineer-in-Training following a student coop program. He holds a Bachelor of Science in mining engineering from West Virginia University as well as a Master of Business Administration degree from the University of Charleston.

Kemal Williamson, 58, was named our President – Americas in October 2012. He has executive responsibility for our U.S. operating platform, which includes overseeing the areas of health and safety, operations, product delivery and support functions. Mr. Williamson has more than 30 years of experience in mining engineering and operations roles across North America and Australia. He most recently served as Group Executive Operations for the Peabody Energy Australia operations. He also has held executive leadership roles across project development, as well as in positions overseeing our Western U.S., Powder River Basin and Midwest operations. Mr. Williamson joined us in 2000 as Director of Land Management. Prior to that, he served for two years at Cyprus Australia Coal Corporation as Director of Operations and managed coal operations in Australia for half a decade. He also has mining engineering, financial analysis and management experience across Colorado, Kentucky and Illinois. Mr. Williamson holds a Bachelor of Science degree in mining engineering from Pennsylvania State University as well as a Master of Business Administration degree from the Kellogg School of Management, Northwestern University in Evanston, Illinois.

Director Independence

In accordance with our Corporate Governance Guidelines, a majority of our Board must be independent as defined by the NYSE listing rules and the Exchange Act. On March 3, 2017, the Board determined that all of the current members except for Mr. Kellow are independent. In making that determination, the Board considered the relationships described below in “Certain Relationships and Related Party Transactions.” The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each comprised of independent directors.

Board Committees

Committee Role and Responsibilities. The specific roles and responsibilities of the Board’s Audit, Compensation, Nominating and Corporate Governance, Executive and Health, Safety, Security and Environmental Committees are delineated in written charters adopted by the Board for each Committee. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is independent in accordance with our Corporate Governance Guidelines, which applies the independence standards included in the NYSE Listed Company Manual and the Exchange Act. Our Corporate Governance Guidelines and each of the charters of the Board’s committees are available on the Corporate Governance page under the Investors section of our website at: www.peabodyenergy.com. As provided in their charters, each committee is authorized to engage or consult from time to time, as appropriate, at our expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties.

Committee Membership. The following table details the current membership of each standing committee of the Board:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive	Health, Safety, Security and Environmental
Glenn L. Kellow				M
Nicholas J. Chirekos (I)	A, M		M
Stephen E. Gorman (I)		M		M	C
Joe. W. Laymon (I)		C		M	M
Teresa S. Madden (I)	A, C			M	M
Robert A. Malone (I)				C
Kenneth W. Moore (I)	A, M		M
Michael W. Sutherlin (I)		M	C	M
Shaun A. Usmar (I)			M		M

I:	Independent; A: Audit Committee Financial Expert; C: Chair; M: Member

2017 Incentive Plan

All of our outstanding equity awards were canceled as of the Effective Date. The Board adopted the Peabody Energy Corporation 2017 Incentive Plan (the “2017 Incentive Plan”) on March 7, 2017. In connection with the Effective Date, we granted restricted stock units under the 2017 Incentive Plan to employees, including our executive officers. On May 2, 2017 we granted deferred stock units under the 2017 Incentive Plan to non-employee directors.

General

The 2017 Incentive Plan is intended to help attract and retain employees, consultants and directors upon whom, in large measure, we depend for sustained progress, growth and profitability. By encouraging employees, consultants and directors of the Company and our subsidiaries to acquire a proprietary interest in the Company’s growth and performance, we intend to motivate employees, consultants and directors to achieve Company goals and to more closely align such persons’ interests with those of the Company’s other shareholders.

The 2017 Incentive Plan generally provides for the following types of awards:

•	options (including non-qualified stock options and incentive stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock;

•	restricted stock units (“RSUs”);

•	deferred stock;

•	performance units;

•	dividend equivalents; and

•	cash incentive awards.

Unless otherwise determined by the Board, the Compensation Committee of the Board (the “Committee”) will administer the 2017 Incentive Plan. The Committee shall determine who shall be granted awards under the 2017 Incentive Plan, the types of awards to be granted and the terms of each award. The Committee is authorized to interpret the 2017 Incentive Plan and any award agreement, and may generally amend any award agreement. Generally, all determinations of the Committee will be final, conclusive and binding.

Subject to certain adjustments described in the 2017 Incentive Plan, 14,092,376 shares of Common Stock are reserved for issuance under the 2017 Incentive Plan. To the extent an award under the 2017 Incentive Plan is forfeited or otherwise terminates without the delivery of shares, or shares already granted are returned in connection with the forfeiture or termination of an award, any shares subject to such award, or any shares returned, will be available for issuance under the 2017 Incentive Plan. Certain shares will not again be available for issuance under the 2017 Incentive Plan: (1) shares withheld to pay the option price of an option; (2) shares not issued in connection with a stock-settled SAR; (3) shares purchased on the open market with option proceeds; and (4) any shares used to satisfy tax withholding obligations. Shares delivered pursuant to the 2017 Incentive Plan may be authorized and unissued shares or treasury shares, including shares repurchased by the Company for purposes of the 2017 Incentive Plan.

Certain additional limits apply to the granting of awards:

Qualified Performance-Based Awards. The Committee may grant awards that are intended to satisfy the requirements for “qualified performance-based compensation” (“Qualified Performance-Based Awards”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as described below under “Qualified Performance-Based Awards.” The following limitations (subject to certain adjustments) apply to Qualified Performance-Based Awards:

•	During any one calendar year, no grantee may be granted awards for stock options and/or SARs with respect to more than 1,000,000 shares.

•	During any one calendar year, no grantee may be granted Qualified Performance Based Awards in the form of restricted stock, deferred stock, restricted stock units, performance units and/or any other award (other than an award of stock options or SARs), which is determined by reference to the value of shares or appreciation in the value of shares, with respect to a number of shares exceeding 1,000,000 shares.

•	During any one calendar year, no grantee may be granted Qualified Performance Based Awards in the form of cash incentive awards that have a performance period with a duration of up to one calendar year that have an aggregate maximum payout which could exceed $5,000,000. During any one calendar year, no grantee may be granted Qualified Performance Based Awards in the form of cash incentive awards that have a performance period with a duration of longer than one calendar year that have an aggregate maximum payout which could exceed $15,000,000.

Directors. The maximum number of shares subject to awards that may be granted to a non-employee member of the Board in any calendar year taken together with any cash fees paid to such non-employee director during the year, cannot exceed $600,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Awards

Awards may be granted to employees of and consultants to the Company or a subsidiary of the Company, and to members of the Board. Each award under the 2017 Incentive Plan will be evidenced by an award agreement in a form approved by the Board or the Committee.

Options. The 2017 Incentive Plan permits the grant of options. The Committee may make option grants containing such terms as the Committee shall determine, including whether the options granted are incentive stock options (as provided under Section 422 of the Code) or non-qualified stock options and vesting provisions that may or may not be subject to the achievement of specified performance goals. Subject to exceptions as provided in the 2017 Incentive Plan, no portion of an option will vest less than one year following the grant date. Options generally must have an exercise price that is not less than the fair market value of our Common Stock on the date of grant. The term of an option may not exceed 10 years. No dividend equivalents may be granted in connection with an option.

Stock Appreciation Rights. The 2017 Incentive Plan permits the grant of SARs. The Committee may make grants of SARs containing such terms as the Committee shall determine. Subject to exceptions provided in the 2017 Incentive Plan, no portion of an SAR will vest less than one year following the grant date. The strike price of a SAR generally may not be less than 100% of the fair market value of our Common Stock on the date of the grant. The term of a SAR may not exceed 10 years. No dividend equivalents may be granted in connection with an SAR.

Restricted Stock. The 2017 Incentive Plan permits the grant of shares of restricted stock. A share of restricted stock is a share of our Common Stock that is subject to restrictions. Vesting may be time-based, performance-based, or based on the occurrence of a specified event, as determined by the Committee. The Committee will determine the amount, if any, that a grantee will pay in exchange for an award of restricted stock. If restricted stock is forfeited, and if the grantee was required to pay for such shares or acquired such restricted stock upon the exercise of an option, the grantee is deemed to have resold such restricted stock to us at a price equal to the lesser of (a) the amount paid by the grantee for such restricted stock or the exercise price of the option, as applicable, and (b) the fair market value of the restricted stock on the date of forfeiture.

Restricted Stock Units. The 2017 Incentive Plan permits the grant of RSUs. An RSU represents the right to receive a certain number of shares of our Common Stock or cash equal to a certain number of shares of our Common Stock. Vesting may be time-based, performance-based, or based on the occurrence of a specified event, as determined by the Committee. If provided in an award agreement, whenever dividends are paid or distributions are made with respect to shares, dividend equivalents may be credited to RSU accounts in the form of additional RSUs or cash, and such dividend equivalents will be subject to the same vesting conditions as otherwise apply to the RSUs to which they relate.

Deferred Stock. The 2017 Incentive Plan permits the grant of deferred stock. The Committee may make grants of deferred stock upon such terms as it shall determine. No voting rights may attach to deferred stock. In addition, the Committee may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any award (other than a cash incentive award) may be deferred and may establish programs and procedures for deferral elections to be made by grantees. The Committee may provide for distributions while a grantee is still an employee or otherwise providing services to us. The Committee is authorized to make deferrals of awards (other than cash incentive awards) and to determine when, and in what annual percentages, grantees may receive payments, including lump sum payments, following the grantee’s termination of service, and to implement such other terms and conditions allowed by the 2017 Incentive Plan and applicable law.

Performance Units. The 2017 Incentive Plan permits the grant of performance units. The Committee may make grants of performance units containing such terms as it shall determine, consistent with the terms of the 2017 Incentive Plan. The Committee will set performance goals that, depending on the extent to which they are met during a performance period, will determine the number or value of performance units that will be paid to the grantee. At the discretion of the Committee, and subject to the terms of the 2017 Incentive Plan, a grantee may be entitled to receive dividends or dividend equivalents declared with respect to shares deliverable in connection with the grant of performance units which have been earned, but not yet delivered to the grantee.

Cash Incentive Awards. The 2017 Incentive Plan permits the grant of cash incentive awards containing such terms, including performance goals, as the Committee shall determine. Cash incentive awards will be evidenced by award agreements specifying the individual’s incentive opportunity, the performance goals, and such other terms consistent with the 2017 Incentive Plan, as the Committee determines.

Certain Other Terms and Conditions

Qualified Performance-Based Awards. The 2017 Incentive Plan permits the grant of stock-based awards and cash incentive awards, that are intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. The 2017 Incentive Plan includes a list of objective performance criteria upon which the Committee must condition the grant or vesting of awards of restricted stock, restricted stock units, deferred stock, shares, performance units, or cash incentive awards (or any portion of any such award) that are intended to be Qualified Performance-Based Awards under the 2017 Incentive Plan.

Plan Amendment or Termination. The Board generally may amend, alter, suspend, discontinue or terminate the 2017 Incentive Plan in whole or in part at any time. Certain amendments, however, will be contingent upon the approval of our stockholders when so required by law, and any amendment or termination will not accelerate the timing of any payments that constitute deferred compensation under Section 409A of the Code unless such acceleration of payment is permitted by the Section 409A of the Code. Subject to the foregoing, the Committee generally may amend the 2017 Incentive Plan and outstanding awards at any time, but no such amendment may materially impair the rights of any grantee under any award previously granted without such grantee’s consent, and any such amendment will be subject to the approval of the Board. In certain limited circumstances set forth in the 2017 Incentive Plan, the Board may amend the 2017 Incentive Plan and outstanding awards without the grantee’s consent.

The foregoing description of the 2017 Incentive Plan is qualified in its entirety by reference to the full text of the 2017 Incentive Plan, which is filed as Exhibit 4.6 to the registration statement on Form S-8 filed with the SEC on April 3, 2017 and is included as Exhibit 10.40 to the Registration Statement of which this prospectus forms a part.

PRINCIPAL AND SELLING STOCKHOLDERS

The following tables set forth information regarding the beneficial ownership of our Securities by:

•	all stockholders known by us to hold more than 5% of either of our outstanding shares of Common Stock or Preferred Stock, as well as the selling stockholders;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The table below has been prepared based upon information available to us or furnished to us by the selling stockholders as of June 30, 2017. The selling stockholders identified below may have exercised or converted, or sold, transferred or otherwise disposed of, some or all of their Securities since the date on which the information in the following table is presented, in transactions exempt from or not subject to the registration requirements of the Securities Act.

SEC rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. In the table below, Common Stock issuable upon the conversion of Preferred Stock that is currently convertible, or convertible within 60 days of June 30, 2017, is deemed to be outstanding and beneficially owned for purposes of calculating the beneficial and percentage ownership of the person holding such Securities, but is not deemed outstanding for computing the percentage ownership of any other person. Shares subject to outstanding equity awards, including those granted in connection with our emergence from the Chapter 11 Cases, are not considered beneficially owned and are not deemed outstanding for the purposes of computing the percentage of Common Stock owned until 60 days prior to the date on which such shares may be acquired. Percentage of ownership is based on 100,223,701 shares of Common Stock and 18,452,402 shares of Preferred Stock outstanding. Stockholders’ beneficial ownership after the offering assumes that the selling stockholders sell all of the Securities held by them that have been registered by us and do not sell any securities of the Company held by them that are not registered or acquire any additional securities of the Company. Securities registered pursuant to the Registration Statement of which this prospectus is a part are not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such Securities. Except as disclosed in the footnotes to these tables beginning on page 26, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Securities shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each director and named executive officer is c/o Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101-1826.

Common Stock

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering†
Name	Number	Percent of Shares		Number	Percent of Shares
5% Stockholders:
Discovery Global Focus Master Fund, Ltd. (1)	4,788,876	4.8	4,788,876	—	—
Discovery Global Opportunity Fund, Ltd. (2)	4,315,736	4.3	4,315,736	—	—
Discovery Global Opportunity Partners, L.P. (3)	8,707,776	8.7	8,707,776	—	—
Discovery Capital Management, LLC (4)	4,105,922	4.1	4,105,922	—	—
Elliott Associates, L.P. (5)	2,782,783	2.8	2,782,783	—	—
Luxembourg Investment Company 162 SaRL (6)	24,017,326	21.8	24,017,326	—	—
The Liverpool Limited Partnership (7)	8,519,418	8.2	8,519,418	—	—
Goldman Sachs & Co. LLC (8)	5,778,234	5.6	2,406,908	3,371,326	3.3

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering†
Name	Number	Percent of Shares		Number	Percent of Shares

Directors and Executive Officers:
Glenn L. Kellow	8,520	*	—	8,520	*
Nicholas J. Chirekos	—	—	—	—	—
A. Verona Dorch	—	—	—	—	—
Stephen E. Gorman	—	—	—	—	—
Joe W. Laymon	—	—	—	—	—
Teresa S. Madden	—	—	—	—	—
Robert A. Malone	—	—	—	—	—
Charles F. Meintjes	—	—	—	—	—
Kenneth W. Moore	—	—	—	—	—
Amy B. Schwetz	—	—	—	—	—
Michael W. Sutherlin	—	—	—	—	—
Shaun A. Usmar	—	—	—	—	—
Kemal Williamson	—	—	—	—	—
All Directors and Executive Officers as a Group (14 persons):	—	—	—	—	—

Other Selling Stockholders:
683 Capital Partners, LP (9)	595,944	*	249,983	345,961	*
ACP Master, Ltd. (10)	1,073,042	1.1	1,073,042	—	—
Aurelius Capital Master, Ltd. (11)	2,255,586	2.2	2,255,586	—	—
Boston Patriot Summer St LLC (12)	1,260,421	1.3	809,289	451,132	*
CCM Pension-A, L.L.C. (12)	246,110	*	159,739	86,371	*
CCM Pension-B, L.L.C. (12)	45,772	*	29,708	16,064	*
Contrarian Advantage-B, L.P. (12)	109,394	*	71,100	38,294	*
Contrarian Capital Fund I, L.P. (12)	3,008,129	3.0	1,955,090	1,053,039	1.0
Contrarian Capital Senior Secured, L.P. (12)	101,401	*	65,903	35,498	*
Contrarian Capital Trade Claims, L.P. (12)	307,115	*	199,606	107,509	*
Contrarian Dome du Gouter Master Fund L.P. (12)	553,747	*	359,899	193,848	*
Contrarian EM SIF Master LP (12)	407,115	*	255,102	152,013	*
Contrarian Emerging Markets, L.P. (12)	2,363,815	2.3	1,522,979	840,836	*
Contrarian Opportunity Fund, L.P. (12)	1,131,652	1.1	735,393	396,259	*
Panning Master Fund, LP (13)	1,458,661	1.4	1,458,661	—	—
PointState Fund LP (14)	1,564,898	1.6	1,512,116	52,782	*
BlockHouse Master Fund LP (15)	981,248	1.0	981,248	—	—
Conflux Fund LP (16)	125,116	*	120,875	4,241	*
Steelmill Master Fund LP (17)	3,386,197	3.4	3,270,255	115,942	*
South Dakota Investment Council (18)	1,675,928	1.7	1,090,742	585,186	*
Alden Global BPI Fund, Ltd. (19)	966,691	1.0	405,501	561,190	*
Alden Global Value Recovery Master Fund, LP (20)	651,023	*	250,999	400,024	*
AB High Income Fund, Inc. (21)	775,469	*	325,289	450,180	*
AB Bond Fund, Inc. – AB High Yield Portfolio (21)	6,340	*	1,362	4,978	*
The AB Portfolios – AB All Market Total Return Portfolio (21)	2,229	*	2,229	—	—
AllianceBernstein Global High Income Fund, Inc. (21)	115,487	*	48,445	67,042	*
AB Bond Fund, Inc. – AB Credit Long/Short Portfolio (21)	3,184	*	1,333	1,851	*

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering†
Name	Number	Percent of Shares		Number	Percent of Shares
AB SICAV I – Credit Alpha Portfolio (21)	3,184	*	1,333	1,851	*
AB FCP I – Developed Markets Multi-Asset Income Portfolio (21)	3,427	*	1,436	1,991	*
AB SICAV I – Multi-Sector Credit Portfolio (21)	2,138	*	894	1,244	*
AB FCP I – Global High Yield Portfolio (21)	1,930,138	1.9	809,640	1,120,498	1.1
AB Unconstrained Bond Fund, Inc. (21)	10,609	*	4,449	6,160	*
AB SICAV I – US High Yield Portfolio (21)	10,633	*	4,459	6,174	*
Teachers’ Retirement System of Louisiana (21)	47,883	*	20,087	27,796	*
AB Collective Investment Trust Series – AB US High Yield Collective Trust (21)	29,796	*	12,499	17,297	*
Alta Fundamental Advisers Master LP (22)	105,215	*	44,134	61,081	*
Appaloosa Investment LP I (23)	914,108	*	366,100	548,008	*
Palomino Master Ltd. (23)	778,687	*	311,865	466,822	*
Atalan Master Fund, LP (24)	85,679	*	31,922	53,757	*
ICF II Cayman AIV, Ltd. (25)	2,190	*	2,190	—	—
Barclays Capital (26)	383,570	*	232,422	151,148	*
BFAM Asian Opportunities Master Fund, LP (27)	693,997	*	277,462	416,535	*
Blackwell Partners LLC (28)	143,783	*	60,312	83,471	*
Blockhouse Capital Management LP (29)	133,972	*	56,196	77,776	*
Brigade Energy Opportunities Fund LP (30)	241,151	*	101,155	139,996	*
Brigade Energy Opportunities Fund II LP (30)	26,789	*	11,235	15,554	*
Brookfield Credit Opportunities Master Fund, L.P. (31)	725,342	*	286,596	438,746	*
Buckley Lloyd Partners Fund LP (32)	17,132	*	6,381	10,751	*
Cantor Fitzgerald & Co. (33)	508,365	*	213,246	295,119	*
CVI Opportunities Fund I, LLP (34)	4,906,392	4.8	2,137,796	2,768,596	2.7
Cetus Capital III, LP (35)	469,551	*	186,406	283,145	*
Columbus Hill Partners, LP (36)	521,974	*	218,952	303,022	*
Columbus Hill Overseas Master Fund, Ltd. (37)	365,461	*	153,301	212,160	*
Corvex Master Fund LP (38)	685,472	*	255,418	430,054	*
Credit Suisse LLC (39)	244,367	*	138,041	106,326	*
Debello Investors LLC (40)	39,361	*	16,248	23,113	*
Dendera Capital Fund LP (41)	26,790	*	11,236	15,554	*
DuPont Pension Trust (42)	182,241	*	63,741	118,500	*
Gardner Lewis Event Driven Fund, LP (29)	17,132	*	6,381	10,751	*
Goldman Sachs Trust II – Goldman Sachs Multi Manager Alternatives Fund (43)	2,545	*	1,067	1,478	*
Goldman Sachs Trust II – Goldman Sachs Multi Manager Non Core Fixed Income (44)	1,070	*	448	622	*
Gracie Credit Opportunities Master Fund, LP (45)	241,458	*	95,710	145,748	*
Ironsides Partners LLC (46)	536,953	*	225,235	311,718	*
J.P. Morgan Securities LLC (47)	571,026	*	239,530	331,496	*
Kaiser Foundation Hospitals (48)	12,871	*	5,398	7,473	*
Kaiser Permanente Group Trust (49)	7,504	*	3,145	4,359	*
KDHB V Partners, LP (50)	16,276	*	6,826	9,450	*
Crown Managed Accounts SPC (51)	260,593	*	98,617	161,976	*
Latigo Advisors Master Fund, Ltd. (52)	59,152	*	22,404	36,748	*
Latigo Ultra Master Fund, Ltd. (52)	291,868	*	110,640	181,228	*

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering†
Name	Number	Percent of Shares		Number	Percent of Shares
Legg Mason Alternative Funds ICV – Permal Alternative Income Strategy (53)	83,111	*	30,967	52,144	*
LIM Asia Multi-Strategy Fund Inc. (54)	1,450,912	1.5	603,158	847,754	*
LIM Asia Special Situations Master Fund Limited (54)	971,219	1.0	404,831	566,388	*
Littlejohn Opportunities Master Fund LP (35)	98,795	*	39,295	59,500	*
ICF VI Cayman AIV, Ltd. (55)	9,220	*	9,220	—	—
ICF VII Cayman AIV, Ltd. (56)	4,103	*	4,103	—	—
Lord Abbett Series Fund, Inc. – Bond Debenture Portfolio (57)	15,149	*	1,065	14,084	*
Lord Abbett Investment Trust – Lord Abbett High Yield Fund (57)	82,340	*	5,791	76,549	*
National Electrical Benefit Fund (57)	1,443	*	100	1,343	*
Lord Abbett Investment Trust – Lord Abbett Floating Rate Fund (57)	118,307	*	8,321	109,986	*
Lord Abbett Passport Portfolios – Lord Abbett High Yield Fund (57)	4,103	*	287	3,816	*
Lord Abbett Investment Trust – Lord Abbett Convertible Fund (57)	32,207	*	2,265	29,942	*
Lord Abbett Bond-Debenture Fund, Inc. (57)	134,844	*	9,484	125,360	*
Lord Abbett Passport Portfolios PLC – Lord Abbett Multi-Sector Income Fund (57)	866	*	61	805	*
Lord Abbett Bank Loan Trust (57)	1,040	*	73	967	*
Map 139 Segregated Portfolio of LMA SPC (58)	178,326	*	74,334	103,992	*
KTRS Credit Fund LP (59)	85,047	*	30,277	54,770	*
Marathon Special Opportunity Master Fund Ltd. (59)	419,772	*	152,910	266,862	*
Marathon Credit Dislocation Fund LP (59)	79,738	*	28,714	51,024	*
Marathon Bluegrass Credit Fund LP (59)	75,802	*	27,380	48,422	*
BSF Multi-Manager Alternative Strategies Fund (59)	34,216	*	14,286	19,930	*
Marathon Centre Street Partnership LP (59)	209,943	*	74,566	135,377	*
Master SIF SICAV-SIF (59)	64,220	*	22,416	41,804	*
Penteli Master Fund Ltd. (59)	5,855	*	2,448	3,407	*
Morgan Stanley & Co., LLC (39)	149,841	*	62,726	87,115	*
New Generation Limited Partnership (60)	274,953	*	112,944	162,009	*
New Generation Turnaround Fund (Bermuda) LP (61)	650,092	*	267,200	382,892	*
PACE High Yield Investments (62)	19,577	*	7,391	12,186	*
Pinnacol Assurance (62)	3,429	*	1,279	2,150	*
Nomura Funds Ireland – Global High Yield Bond Fund (63)	427	*	159	268	*
Nomura Funds Ireland plc – US High Yield Bond Fund (63)	226,824	*	86,484	140,340	*
Nomura Multi Managers Fund II – US High Yield Bond (64)	7,293	*	2,724	4,569	*
Nomura Multi Managers Fund – Global Bond (64)	853	*	316	537	*
Suzuka Inka (65)	3,233	*	1,232	2,001	*
Delta Master Trust (62)	27,391	*	10,420	16,971	*
Kapitalforeningen Industiens Pension Portfolio, High Yield Obligationer III (65)	24,024	*	8,972	15,052	*

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering†
Name	Number	Percent of Shares		Number	Percent of Shares
Ohio Public Employees Retirement System (65)	39,442	*	14,975	24,467	*
Pensionkasse SBB (65)	22,434	*	8,541	13,893	*
Stichting Pensioenfonds TNO (65)	5,817	*	5,817	—	—
Stichting Mars Pensioenfonds (62)	2,570	*	958	1,612	*
Mars Associates Retirement Plan (62)	19,818	*	7,510	12,308	*
L-3 Communications Corporation Master Trust (62)	8,380	*	3,154	5,226	*
Louisiana State Employees’ Retirement System (65)	13,100	*	4,917	8,183	*
Nomura High Yield Fund (62)	3,859	*	1,441	2,418	*
PensionDanmark Pensionsforsikringsaktieselskab (65)	21,876	*	8,169	13,707	*
Stichting Pensioenfonds Hoogovens (65)	13,340	*	5,035	8,305	*
Kapitalforeningen Unipension Invest, High Yield Obligationer V (62)	38,820	*	14,770	24,050	*
Safety National Casualty Corporation (62)	7,293	*	2,724	4,569	*
Barclays Multi-Manager Fund PLC (66)	30,586	*	11,586	19,000	*
Stichting Blue Sky Active High Yield Fixed Income USA Fund (62)	10,721	*	4,002	6,719	*
Government of Guam Retirement Fund (65)	427	*	159	268	*
Montgomery County Employees’ Retirement System (62)	13,147	*	4,992	8,155	*
Montgomery County Consolidated Retiree Health Benefits Trust (62)	1,711	*	636	1,075	*
Commonwealth of Massachusetts Employees Deferred Compensation (62)	3,429	*	1,279	2,150	*
Northern Multi-Manager High Yield Opportunity Fund (67)	3,429	*	1,279	2,150	*
General Organization for Social Insurance (65)	3,859	*	1,441	2,418	*
Nomura US Attractive Yield Corporate Bond Fund Mother Fund (68)	8,150	*	3,044	5,106	*
NWM High Yield Bond Fund (69)	8,564	*	3,188	5,376	*
Managed Fund/Observatory Credit Markets Fund Ltd. (70)	7,802	*	2,972	4,830	*
Observatory Credit Markets Fund Ltd (71)	187,319	*	71,371	115,948	*
Old Mutual Bond 3 Fund (72)	103,670	*	38,625	65,045	*
PFM Diversified Master Fund, L.P. (73)	107,772	*	107,772	—	—
PFM Diversified Institutional Master Fund L.P. (73)	14,293	*	14,293	—	—
PFM Global Long Alpha Master Fund, L.P. (73)	706	*	706	—	—
PFM Diversified Principals Fund, L.P. (74)	2,254	*	2,254	—	—
P Gracie Ltd. (75)	563,423	*	223,331	340,092	*
JLP Credit Opportunity Master Fund Ltd (76)	482,726	*	202,474	280,252	*
JLP Credit Opportunity IDF Series Interest of SALI Multi-Series Fund (76)	26,818	*	11,248	15,570	*
JLP Partners Master Fund LP (76)	93,812	*	39,370	54,442	*
MERCER QIF FUND PLC – Mercer Investment Fund 1 (76)	26,818	*	11,248	15,570	*
Pinyon Master Fund Ltd (77)	162,110	*	68,000	94,110	*
PlusTick Partners, LP (78)	180,408	*	74,656	105,752	*
PlusTick Partners (QP), LP (78)	78,031	*	32,947	45,084	*

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering†
Name	Number	Percent of Shares		Number	Percent of Shares
Ratan Capital Master Fund, Ltd. (79)	107,282	*	45,000	62,282	*
Reef Road Master Fund, LTD (80)	44,832	*	17,777	27,055	*
Russell Institutional Funds, LLC (81)	6,139	*	2,573	3,566	*
Schultze Master Fund, Ltd. (82)	66,544	*	27,309	39,235	*
SC Lowy Primary Investments, Ltd. (83)	911,711	*	382,439	529,272	*
SEI Global Master Fund PLC – The SEI High Yield Fixed Income Fund (84)	5,977	*	2,506	3,471	*
SEI Institutional Investments Trust – High Yield Bond Fund (85)	17,698	*	7,422	10,276	*
SEI Institutional Managed Trust – High Yield Bond Fund (86)	11,263	*	4,723	6,540	*
Senator Global Opportunity Master Fund L.P. (87)	863,129	*	358,043	505,086	*
Sierra Pacific Securities, LLC (88)	32,151	*	8,302	23,849	*
Saint Francis Hospital, Inc. (89)	107,201	*	44,966	62,235	*
Star V Partners LLC (90)	54,682	*	22,937	31,745	*
Strategic Investment Opportunities, LLC (91)	423,672	*	157,867	265,805	*
Sunrise Partners Limited Partnership (92)	60,161	*	23,854	36,307	*
BayCity Long-Short Credit Master Fund, Ltd. (93)	77,399	*	31,922	45,477	*
TD High Yield Bond Fund (94)	828,988	*	347,737	481,251	*
The Arbitrage Credit Opportunities Fund (29)	12,851	*	4,787	8,064	*
The William K. Warren Foundation (95)	241,151	*	101,155	139,996	*
The William K Warren Medical Research Center, Inc. (96)	27,128	*	11,378	15,750	*
Third Point Partners Qualified LP (97)	27,897	*	2,455	25,442	*
Third Point Partners LP (97)	3,927	*	331	3,596	*
Third Point Offshore Master Fund LP (97)	79,561	*	6,738	72,823	*
Third Point Ultra Master Fund LP (97)	35,759	*	3,030	32,729	*
Third Point Reinsurance Company Ltd (97)	20,058	*	1,763	18,295	*
Third Point Reinsurance (USA) Ltd (97)	3,079	*	261	2,818	*
Turnpike Limited (98)	1,834,947	1.8	742,015	1,092,932	1.1
Venor Capital Master Fund Ltd. (99)	1,077,235	1.1	449,059	628,176	*
Venor Special Situations Fund II LP (99)	530,996	*	220,321	310,675	*
VSS Fund, LP (35)	150,239	*	59,667	90,572	*
Water Island Global Master, LP (100)	2,566	*	954	1,612	*
Wells Fargo Securities, LLC – Distressed and Special Situations Desk (101)	717,737	*	299,064	418,673	*
Wexford Catalyst Investors LLC (102)	39,413	*	16,268	23,145	*
Wexford Spectrum Investors LLC (102)	78,751	*	32,511	46,240	*
YAM Investments, LLC (103)	43,925	*	17,620	26,305	*
State – Boston Retirement System (104)	7,758	*	1,537	6,221	*
Pictet (105)	105,450	*	20,909	84,541	*
Pictet Sicav II (106)	30,070	*	5,960	24,110	*
JNL/Crescent High Income Fund (107)	61,115	*	12,117	48,998	*
Fulcra Asset Management, Inc. (108)	5,471	*	95	5,376	*
Odeon Capital Group, LLC (109)	7,876	*	1,554	6,322	*
SG Aurora Master Fund L.P. (110)	5,471	*	95	5,376	*

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering†
Name	Number	Percent of Shares		Number	Percent of Shares
TDAM USA Funds, Inc. – TD High Yield Bond Fund (111)	4,646	*	919	3,727	*
V V Capital Master Fund, LP (112)	60,768	*	8,095	52,673	*
Timken Foundation of Canton (113)	6,310	*	1,250	5,060	*
WRH High Yield GP LLC (113)	38,842	*	7,701	31,141	*
International Monetary Fund Staff Retirement Plan (113)	172,167	*	34,135	138,032	*
International Monetary Fund Retired Staff Benefits Investment Account (113)	38,354	*	7,603	30,751	*
Montrone Family CLAT Partnership, LLC (113)	2,037	*	403	1,634	*
Altair Global Credit Opportunities Fund (A), LLC (114)	18,561	*	328	18,233	*
Cornell University (115)	11,964	*	213	11,751	*
Glendon Opportunities Fund, LP (116)	70,727	*	1,263	69,464	*
JB Investments Management, LLC (117)	1,893,411	1.9	375,439	1,517,972	1.5
Teachers Insurance and Annuity Association of America (118)	1,109,010	1.1	219,901	889,109	*
TIAA-CREF Funds – TIAA CREF Bond Fund (29)	9,698	*	1,921	7,777	*
TIAA-CREF Funds – TIAA CREF Bond Plus Fund (29)	38,801	*	7,691	31,110	*
TIAA-CREF Funds – TIAA CREF High-Yield Bond Fund (29)	437,681	*	77,403	360,278	*
TIAA Global Public Investments, LLC – Series HY (119)	22,266	*	3,919	18,347	*
KHC Investments, LLC (120)	4,410	*	904	3,506	*
Coastland Relative Value Master Fund (121)	146,977	*	23,218	123,759	*
Coastland Viceroy Master Fund (121)	95,217	*	12,702	82,515	*
JVB Financial Group LLC (122)	12,251	*	2,420	9,831	*
King Capital Ltd. (123)	19,404	*	3,834	15,570	*
Liquidity Solutions, Inc. (124)	1,935	*	380	1,555	*
Oppenheimer Global Strategic Income Fund (125)	149,429	*	13,453	135,976	*
Oppenheimer Global High Yield Fund (125)	3,755	*	397	3,358	*
Oppenheimer Global Strategic Income Fund/VA (125)	21,939	*	4,673	17,266	*
Pacific Life Insurance Company (126)	292,588	*	58,014	234,574	*
PENN Capital Liberty Fund, LP (127)	6,301	*	1,106	5,195	*
Ball Corporation Master Pension Trust (128)	4,033	*	688	3,345	*
PENN Distressed Fund, LP (127)	8,911	*	1,523	7,388	*
PENN Capital Pioneer Energy Fund (127)	4,035	*	690	3,345	*
Ethel Mae Hocker Foundation Focused Credit (127)	937	*	159	778	*
Peter Kaltman	1,967	*	334	1,633	*
Simon Marketable, LP (127)	3,909	*	316	3,593	*
Simon Charitable Public, LP (127)	4,331	*	301	4,030	*
Simon Charitable Private, LP (127)	4,126	*	386	3,740	*
PENN Capital Opportunistic High Yield Fund (127)	1,321	*	300	1,021	*
BOKF, NA (129)	831,349	*	831,349	—	—
Brookdale Global Opportunity Fund (130)	109,130	*	109,130	—	—
Brookdale International Partners, L.P. (130)	178,050	*	178,050	—	—

*	Less than one percent.
†	Assumes that the selling stockholders sell all of the Securities held by them that have been registered by us pursuant to the Registration Statement of which this prospectus is a part and do not sell any securities of the Company held by them that are not registered pursuant to the Registration Statement or acquire any additional securities of the Company. Securities registered pursuant to the Registration Statement are not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such Securities.

Preferred Stock

	Beneficial Ownership Prior to Offering**		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering**
Name	Number	Percent of Shares		Number	Percent of Shares
5% Stockholders:
Elliott Associates, L.P. (5)	480,679	2.6	480,679	—	—
Luxembourg Investment Company 162 SaRL (6)	4,900,669	26.6	4,900,669	—	—
The Liverpool Limited Partnership (7)	1,825,502	9.9	1,825,502	—	—
Goldman Sachs & Co. LLC (8)	1,069,249	5.8	1,069,249	—	—
CVI Opportunities Fund I, LLP (34)	949,782	5.1	949,782	—	—

Directors and Executive Officers:
Glenn L. Kellow	—	—	—	—	—
Nicholas J. Chirekos	—	—	—	—	—
A. Verona Dorch	—	—	—	—	—
Stephen E. Gorman	—	—	—	—	—
Joe W. Laymon	—	—	—	—	—
Teresa S. Madden	—	—	—	—	—
Robert A. Malone	—	—	—	—	—
Charles F. Meintjes	—	—	—	—	—
Kenneth W. Moore	—	—	—	—	—
Amy B. Schwetz	—	—	—	—	—
Michael W. Sutherlin	—	—	—	—	—
Shaun A. Usmar	—	—	—	—	—
Kemal Williamson	—	—	—	—	—
All Directors and Executive Officers as a Group (14 persons):	—	—	—	—	—

Other Selling Stockholders:
683 Capital Partners, LP (9)	111,045	*	111,045	—	—
ACP Master, Ltd. (10)	450,437	2.4	450,437	—	—
Aurelius Capital Master, Ltd. (11)	722,897	3.9	722,897	—	—
Boston Patriot Summer St LLC (12)	340,048	1.8	340,048	—	—
CCM Pension-A, L.L.C. (12)	67,017	*	67,017	—	—
CCM Pension-B, L.L.C. (12)	12,464	*	12,464	—	—
Contrarian Advantage-B, L.P. (12)	29,828	*	29,828	—	—
Contrarian Capital Fund I, L.P. (12)	820,157	4.4	820,157	—	—
Contrarian Capital Senior Secured, L.P. (12)	27,648	*	27,648	—	—
Contrarian Capital Trade Claims, L.P. (12)	83,735	*	83,735	—	—
Contrarian Dome du Gouter Master Fund L.P. (12)	150,978	*	150,978	—	—
Contrarian EM SIF Master LP (12)	107,483	*	107,483	—	—
Contrarian Emerging Markets, L.P. (12)	639,701	3.5	639,701	—	—
Contrarian Opportunity Fund, L.P. (12)	308,517	1.7	308,517	—	—
Panning Master Fund, LP (13)	612,629	3.3	612,629	—	—
South Dakota Investment Council (18)	457,454	2.5	457,454	—	—
Alden Global BPI Fund, Ltd. (19)	180,127	1.0	180,127	—	—
Alden Global Value Recovery Master Fund, LP (20)	111,606	*	111,606	—	—
Alta Fundamental Advisers Master LP (22)	19,606	*	19,606	—	—
Appaloosa Investment LP I (23)	162,710	*	162,710	—	—
Palomino Master Ltd. (23)	138,606	*	138,606	—	—

	Beneficial Ownership Prior to Offering**		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering**
Name	Number	Percent of Shares		Number	Percent of Shares
Atalan Master Fund, LP (24)	14,201	*	14,201	—	—
ICF II Cayman AIV, Ltd. (25)	974	*	974	—	—
Barclays Capital Inc. (26)	103,291	*	103,291	—	—
Blackwell Partners LLC (28)	26,792	*	26,792	—	—
Blockhouse Capital Management LP (29)	24,964	*	24,964	—	—
Brigade Energy Opportunities Fund LP (30)	44,934	*	44,934	—	—
Brigade Energy Opportunities Fund II LP (30)	4,992	*	4,992	—	—
Brookfield Credit Opportunities Master Fund, L.P. (31)	127,396	*	127,396	—	—
Buckley Lloyd Partners Fund LP (32)	2,839	*	2,839	—	—
Cantor Fitzgerald & Co. (33)	94,726	*	94,726	—	—
Cetus Capital III, LP (35)	82,856	*	82,856	—	—
Columbus Hill Partners, LP (36)	97,261	*	97,261	—	—
Columbus Hill Overseas Master Fund, Ltd. (37)	68,098	*	68,098	—	—
Corvex Master Fund LP (38)	113,617	*	113,617	—	—
Credit Suisse LLC (39)	48,330	*	48,330	—	—
Debello Investors LLC (40)	7,220	*	7,220	—	—
DuPont Pension Trust (42)	28,359	*	28,359	—	—
Goldman Sachs Trust II – Goldman Sachs Multi Manager Alternatives Fund (43)	475	*	475	—	—
Goldman Sachs Trust II – Goldman Sachs Multi Manager Non Core Fixed Income (44)	200	*	200	—	—
Gracie Credit Opportunities Master Fund, LP (45)	42,544	*	42,544	—	—
Ironsides Partners LLC (46)	100,052	*	100,052	—	—
J.P. Morgan Securities LLC (47)	674	*	674	—	—
Kaiser Foundation Hospitals (48)	2,399	*	2,399	—	—
Kaiser Permanente Group Trust (49)	1,398	*	1,398	—	—
KDHB V Partners, LP (50)	3,033	*	3,033	—	—
Crown Managed Accounts SPC (51)	43,850	*	43,850	—	—
Latigo Advisors Master Fund, Ltd. (52)	9,964	*	9,964	—	—
Latigo Ultra Master Fund, Ltd. (52)	49,216	*	49,216	—	—
Legg Mason Alternative Funds ICV – Permal Alternative Income Strategy (53)	13,776	*	13,776	—	—
Littlejohn Opportunities Master Fund LP (35)	17,467	*	17,467	—	—
ICF VI Cayman AIV, Ltd. (55)	4,097	*	4,097	—	—
ICF VII Cayman AIV, Ltd. (56)	1,824	*	1,824	—	—
Map 139 Segregated Portfolio of LMA SPC (58)	33,023	*	33,023	—	—
KTRS Credit Fund LP (59)	13,526	*	13,526	—	—
Marathon Special Opportunity Master Fund Ltd. (59)	68,331	*	68,331	—	—
Marathon Credit Dislocation Fund LP (59)	12,830	*	12,830	—	—
Marathon Bluegrass Credit Fund LP (59)	12,235	*	12,235	—	—
BSF Multi-Manager Alternative Strategies Fund (59)	6,394	*	6,394	—	—
Marathon Centre Street Partnership LP (59)	33,312	*	33,312	—	—
Master SIF SICAV-SIF (59)	10,013	*	10,013	—	—
Penteli Master Fund Ltd. (59)	1,096	*	1,096	—	—
Morgan Stanley & Co., LLC (39)	27,962	*	27,962	—	—
New Generation Limited Partnership (60)	50,184	*	50,184	—	—
New Generation Turnaround Fund (Bermuda) LP (61)	118,720	*	118,720	—	—

	Beneficial Ownership Prior to Offering**		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering**
Name	Number	Percent of Shares		Number	Percent of Shares
PACE High Yield Investments (62)	3,285	*	3,285	—	—
Pinnacol Assurance (62)	567	*	567	—	—
Nomura Funds Ireland – Global High Yield Bond Fund (63)	71	*	71	—	—
Nomura Funds Ireland plc – US High Yield Bond Fund (63)	38,513	*	38,513	—	—
Nomura Multi Managers Fund II – US High Yield Bond (64)	1,207	*	1,207	—	—
Nomura Multi Managers Fund – Global Bond (64)	141	*	141	—	—
Suzuka Inka (65)	550	*	550	—	—
Delta Master Trust (62)	4,638	*	4,638	—	—
Kapitalforeningen Industiens Pension Portfolio, High Yield Obligationer III (65)	3,976	*	3,976	—	—
Ohio Public Employees Retirement System (65)	6,663	*	6,663	—	—
Pensionkasse SBB (65)	3,803	*	3,803	—	—
Stichting Pensioenfonds TNO (65)	2,596	*	2,596	—	—
Stichting Mars Pensioenfonds (62)	425	*	425	—	—
Mars Associates Retirement Plan (62)	3,340	*	3,340	—	—
L-3 Communications Corporation Master Trust (62)	1,402	*	1,402	—	—
Louisiana State Employees’ Retirement System (65)	2,183	*	2,183	—	—
Nomura High Yield Fund (62)	639	*	639	—	—
PensionDanmark Pensionsforsikringsaktieselskab (65)	3,621	*	3,621	—	—
Stichting Pensioenfonds Hoogovens (65)	2,238	*	2,238	—	—
Kapitalforeningen Unipension Invest, High Yield Obligationer V (62)	6,575	*	6,575	—	—
Safety National Casualty Corporation (62)	1,207	*	1,207	—	—
Barclays Multi-Manager Fund PLC (66)	5,152	*	5,152	—	—
Stichting Blue Sky Active High Yield Fixed Income USA Fund (62)	1,775	*	1,775	—	—
Government of Guam Retirement Fund (65)	71	*	71	—	—
Montgomery County Employees’ Retirement System (62)	2,222	*	2,222	—	—
Montgomery County Consolidated Retiree Health Benefits Trust (62)	283	*	283	—	—
Commonwealth of Massachusetts Employees Deferred Compensation (62)	567	*	567	—	—
Northern Multi-Manager High Yield Opportunity Fund (67)	567	*	567	—	—
General Organization for Social Insurance (65)	639	*	639	—	—
Nomura US Attractive Yield Corporate Bond Fund Mother Fund (68)	1,349	*	1,349	—	—
NWM High Yield Bond Fund (69)	1,419	*	1,419	—	—
Managed Fund/Observatory Credit Markets Fund Ltd. (70)	1,324	*	1,324	—	—
Observatory Credit Markets Fund Ltd (71)	31,789	*	31,789	—	—
Old Mutual Bond 3 Fund (72)	17,182	*	17,182	—	—
PFM Diversified Master Fund, L.P. (73)	303	*	303	—	—
PFM Diversified Institutional Master Fund L.P. (73)	40	*	40	—	—

	Beneficial Ownership Prior to Offering**		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering**
Name	Number	Percent of Shares		Number	Percent of Shares
PFM Global Long Alpha Master Fund, L.P. (73)	1	*	1	—	—
PFM Diversified Principals Fund, L.P. (74)	6	*	6	—	—
P Gracie Ltd. (75)	99,270	*	99,270	—	—
Pinyon Master Fund Ltd (77)	30,207	*	30,207	—	—
PlusTick Partners, LP (78)	33,167	*	33,167	—	—
PlusTick Partners (QP), LP (78)	14,638	*	14,638	—	—
Schultze Master Fund, Ltd. (82)	12,135	*	12,135	—	—
SEI Global Master Fund PLC – The SEI High Yield Fixed Income Fund (84)	1,114	*	1,114	—	—
SEI Institutional Investments Trust – High Yield Bond Fund (85)	3,298	*	3,298	—	—
SEI Institutional Managed Trust – High Yield Bond Fund (86)	2,099	*	2,099	—	—
Sierra Pacific Securities, LLC (88)	3,775	*	3,775	—	—
Saint Francis Hospital, Inc. (89)	19,975	*	19,975	—	—
Star V Partners LLC (90)	10,189	*	10,189	—	—
Strategic Investment Opportunities, LLC (91)	70,224	*	70,224	—	—
BayCity Long-Short Credit Master Fund, Ltd. (93)	14,201	*	14,201	—	—
TD High Yield Bond Fund (94)	154,468	*	154,468	—	—
The Arbitrage Credit Opportunities Fund (29)	2,130	*	2,130	—	—
The William K. Warren Foundation (95)	44,934	*	44,934	—	—
The William K Warren Medical Research Center, Inc. (96)	5,055	*	5,055	—	—
Third Point Partners Qualified LP (97)	51	*	51	—	—
Third Point Reinsurance Company Ltd (97)	37	*	37	—	—
Turnpike Limited (98)	329,745	1.8	329,745	—	—
Venor Capital Master Fund Ltd. (99)	199,490	1.1	199,490	—	—
Venor Special Situations Fund II LP (99)	97,881	*	97,881	—	—
VSS Fund, LP (35)	26,523	*	26,523	—	—
Water Island Global Master, LP (100)	425	*	425	—	—
Wells Fargo Securities, LLC – Distressed and Special Situations Desk (102)	132,857	*	132,857	—	—
Wexford Catalyst Investors LLC (102)	7,229	*	7,229	—	—
Wexford Spectrum Investors LLC (102)	14,446	*	14,446	—	—
YAM Investments, LLC (103)	49	*	49
State—Boston Retirement System (104)	712	*	712	—	—
Pictet (105)	9,676	*	9,676	—	—
Pictet Sicav II (106)	2,759	*	2,759	—	—
JNL/Crescent High Income Fund (107)	5,608	*	5,608	—	—
Odeon Capital Group, LLC (109)	723	*	723	—	—
SG Aurora Master Fund L.P. (110)	45	*	45	—	—
TDAM USA Funds, Inc. – TD High Yield Bond Fund (111)	426	*	426	—	—
V V Capital Master Fund, LP (112)	3,748	*	3,748	—	—
Timken Foundation of Canton (113)	579	*	579	—	—
WRH High Yield GP LLC (113)	3,564	*	3,564	—	—
International Monetary Fund Staff Retirement Plan (113)	15,798	*	15,798	—	—

	Beneficial Ownership Prior to Offering**		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering**
Name	Number	Percent of Shares		Number	Percent of Shares
International Monetary Fund Retired Staff Benefits Investment Account (113)	3,519	*	3,519	—	—
Montrone Family CLAT Partnership, LLC (113)	187	*	187	—	—
JB Investments Management, LLC (117)	173,740	*	173,740	—	—
Teachers Insurance and Annuity Association of America (118)	101,763	*	101,763	—	—
TIAA-CREF Funds – TIAA CREF Bond Fund (29)	890	*	890	—	—
TIAA-CREF Funds – TIAA CREF Bond Plus Fund (29)	3,560	*	3,560	—	—
TIAA-CREF Funds – TIAA CREF High-Yield Bond Fund (29)	35,821	*	35,821	—	—
TIAA Global Public Investments, LLC – Series HY (119)	1,815	*	1,815	—	—
KHC Investments, LLC (120)	419	*	419	—	—
Coastland Relative Value Master Fund (121)	10,746	*	10,746	—	—
Coastland Viceroy Master Fund (121)	5,880	*	5,880	—	—
JVB Financial Group LLC (122)	1,125	*	1,125	—	—
King Capital Ltd. (123)	1,782	*	1,782	—	—
Liquidity Solutions, Inc. (124)	1	*	1
Oppenheimer Global Strategic Income Fund (125)	6,227	*	6,227	—	—
Oppenheimer Global High Yield Fund (125)	185	*	185	—	—
Oppenheimer Global Strategic Income Fund/VA (125)	2,164	*	2,164	—	—
Pacific Life Insurance Company (126)	26,848	*	26,848	—	—
PENN Capital Liberty Fund, LP (127)	513	*	513	—	—
Ball Corporation Master Pension Trust (128)	320	*	320	—	—
PENN Distressed Fund, LP (127)	706	*	706	—	—
PENN Capital Pioneer Energy Fund (127)	320	*	320	—	—
Ethel Mae Hocker Foundation Focused Credit (127)	74	*	74	—	—
Peter Kaltman	155	*	155	—	—
Simon Marketable, LP (127)	147	*	147	—	—
Simon Charitable Public, LP (127)	140	*	140	—	—
Simon Charitable Private, LP (127)	179	*	179	—	—
PENN Capital Opportunistic High Yield Fund (127)	140	*	140	—	—
Brookdale Global Opportunity Fund (130)	55,599	*	55,599	—	—
Brookdale International Partners, L.P. (130)	90,712	*	90,712	—	—

*	Less than one percent.
**	Represents number and percentage of shares of Preferred Stock held. Does not reflect shares of Common Stock issuable on conversion, as to which 1.96 shares of Common Stock per share of Preferred Stock are being registered hereby. Assumes that the selling stockholders sell all of the shares of Preferred Stock held by them that have been registered by us pursuant to the Registration Statement of which this prospectus is a part and do not sell any shares held by them that are not registered pursuant to the Registration Statement or acquire any additional shares. Securities registered pursuant to the Registration Statement are not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such Securities.

The footnotes below apply to both of the tables above.

(1)	We have been advised by the selling stockholder that the shares held by Discovery Global Focus Master Fund, Ltd., an exempted company, may also be deemed to be beneficially owned by (i) its investment manager, Discovery Capital Management, LLC, a limited liability company and (ii) Robert K. Citrone, the managing member of Discovery Capital Management, LLC.
(2)	We have been advised by the selling stockholder that the shares held by Discovery Global Opportunity Fund, Ltd., an exempted company, may also be deemed to be beneficially owned by (i) its investment manager, Discovery Capital Management LLC, a limited liability company and (ii) Robert K. Citrone, the managing member of Discovery Capital Management, LLC.
(3)	We have been advised by the selling stockholder that the shares held by Discovery Global Opportunity Partners, L.P., a limited partnership, may also be deemed to be beneficially owned by (i) its general partner, Discovery Capital Management, LLC, a limited liability company and (ii) Robert K. Citrone, the managing member of Discovery Capital Management, LLC.
(4)	Represents shares beneficially owned by sub-accounts advised by Discovery Capital Management, LLC. We have been advised by the selling stockholder that such shares may also be deemed to be beneficially owned by Robert K. Citrone, the managing member of Discovery Capital Management, LLC.
(5)	We have been advised by the selling stockholder that Paul E. Singer, Elliott Capital Advisors, L.P. (a Delaware limited partnership which is controlled by Mr. Singer), and Elliott Special GP, LLC (a Delaware limited liability company which is controlled by Mr. Singer), are the general partners of Elliott Associates, L.P. Paul E. Singer has voting and investment power over the shares.
(6)	We have been advised by the selling stockholder that Elliott International, L.P. is the sole shareholder of Luxembourg Investment Company 162 SaRL and that Hambledon, Inc., a Cayman Islands corporation controlled by Paul E. Singer, is the sole general partner of Elliott International, L.P. Paul E. Singer has voting and investment power over the shares.
(7)	We have been advised by the selling stockholder that Elliott Associates, L.P. is the sole limited partner of The Liverpool Limited Partnership and is the sole shareholder of the general partner of The Liverpool Limited Partnership. Paul E. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership which is controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P. Paul E. Singer has voting and investment power over the shares.
(8)	We have been advised by the selling stockholder that it is an investment banking firm that regularly performs services such as acting as financial advisor and serving as principal or agent in the purchase and sale of securities, and that it is a direct and wholly-owned subsidiary of The Goldman Sachs Group, Inc.
(9)	We have been advised by the selling stockholder that Ari Zweiman, as managing member of 683 Capital Management, LLC, the investment advisor of 683 Capital Partners, LP, has voting and investment power over the shares.
(10)	We have been advised by the selling stockholder that Aurelius Capital Management, LP is the investment manager to ACP Master, Ltd. and that Aurelius Capital Management GP, LLC is the general partner of the investment manager, with Mark D. Brodsky, who shares voting and dispositive power over the shares, as its senior managing member.
(11)	We have been advised by the selling stockholder that Aurelius Capital Management, LP is the investment manager to Aurelius Capital Master, Ltd. and that Aurelius Capital Management GP, LLC is the general partner of the investment manager, with Mark D. Brodsky, who shares voting and dispositive power over the shares, as its senior managing member.
(12)	We have been advised by the selling stockholder that Jon Bauer is the managing member of Contrarian Capital Management, L.L.C., which is the managing member of each of CCM Pension-A, L.L.C. and CCM Pension-B, L.L.C., the general partner of Contrarian Advantage-B, L.P. and the investment manager of each of Contrarian Capital Fund I, L.P., Contrarian Capital Trade Claims, L.P., Contrarian Dome du Gouter Master Fund L.P., Contrarian Emerging Markets, L.P., Boston Patriot Summer St LLC, Contrarian EM SIF Master LP, Contrarian Opportunity Fund, L.P. and Contrarian Capital Senior Secured, L.P., and, as such, may be deemed to have sole voting and dispositive power over the shares held by the selling stockholder.
(13)	We have been advised by the selling stockholder that Panning Capital Management, LP serves as its investment manager, and that Panning Holdings GP, LLC is the general partner of Panning Capital

Management, LP. William M. Kelly, Kieran W. Goodwin and Franklin S. Edmonds are co-managing members of Panning Holdings GP, LLC.
(14)	We have been advised by the selling stockholder that PointState Capital GP LLC, the general partner of PointState Capital LP, which is, in turn, the investment manager to PointState Fund LP, is the beneficial owner of the shares and that Zachary J. Schreiber is the ultimate managing member who has voting and investment power over the shares.
(15)	We have been advised by the selling stockholder that PointState Holdings LLC, managing member of PointState BlockHouse LLC, which is, in turn, the investment manager of BlockHouse Master Fund LP, is the beneficial owner of the shares and that Zachary J. Schreiber is the ultimate managing member who has voting and investment power over the shares.
(16)	We have been advised by the selling stockholder that PointState Capital GP LLC, the general partner of PointState Capital LP, which is, in turn, the investment manager to Conflux Fund LP, is the beneficial owner of the shares and that Zachary J. Schreiber is the ultimate managing member who has voting and investment power over the shares.
(17)	We have been advised by the selling stockholder that PointState Capital GP LLC, the general partner of PointState Capital LP, which is, in turn, the investment manager to SteelMill Master Fund LP, is the beneficial owner of the shares and that Zachary J. Schreiber is the ultimate managing member who has voting and investment power over the shares.
(18)	We have been advised by the selling stockholder that Matthew L. Clark, State Investment Officer, has voting and dispositive power over the shares.
(19)	We have been advised by the selling stockholder that it is a Cayman Islands exempted company managed by the limited liability company Alden Global Capital, LLC, and that Heath Freeman has voting and investment power over the shares.
(20)	We have been advised by the selling stockholder that it is a Cayman Islands partnership managed by the limited liability company Alden Global Capital, LLC, and that Heath Freeman has voting and investment power over the shares.
(21)	We have been advised by the selling stockholder that it is managed by AllianceBernstein L.P. and that Sherif M. Hamid, William Smith, and Gershon Distenfeld, as portfolio managers, have voting power/trading authority over the shares.
(22)	We have been advised by the selling stockholder that Alta Fundamental Advisers GP LLC is its general partner and that Alta Fundamental Advisers LLC is its investment manager. Jeremy Carton and Gilbert Li, owners of Alta Fundamental Advisers LLC, have voting and investment power over the shares.
(23)	We have been advised by the selling stockholder that Appaloosa LP is its investment adviser.
(24)	We have been advised by the selling stockholder that Atalan Master Fund LP, a private limited partnership managed by its investment advisor Atalan Capital Partners LP, is the beneficial owner of the shares. Atalan Capital Partners LP is controlled by its general partner, Atalan Capital Partners (GP) LLC, the managing member of which is David R. Thomas, who has voting and investment power over the shares.
(25)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the owner of Ares Management Limited, the investment advisor of ICF II Cayman AIV Ltd., has voting and dispositive control over the shares.
(26)	We have been advised by the selling stockholder that it is a wholly owned subsidiary of Barclays PLC, a reporting company.
(27)	We have been advised by the selling stockholder that it is a Cayman Islands limited partnership whose assets are managed by BFAM Partners (Cayman) Limited, a Cayman Islands corporation. Under a sub-advisory agreement, BFAM Partners (Hong Kong) Ltd has been delegated with all investment management rights over BFAM Asian Opportunities Master Fund, LP. Benjamin Fuchs, as Chief Investment Officer of BFAM Partners (Hong Kong) Limited, has voting and investment power over the shares.
(28)	We have been advised by the selling stockholder that Alta Fundamental Advisers GP LLC is its general partner and that Alta Fundamental Advisers LLC is its investment manager. Jeremy Carton and Gilbert Li, owners of Alta Fundamental Advisers LLC, have voting and investment power over the shares.

(29)	We have been advised by the selling stockholder that it is an investment company registered under the Investment Company Act of 1940.
(30)	We have been advised by the selling stockholder that its general partner is Brigade Capital GP, LLC. Brigade Capital GP, LLC has delegated voting and investment power to its affiliate, Brigade Capital Management, LP. Donald E. Morgan, III serves as managing member of Brigade Capital GP, LLC and managing member of the general partner of Brigade Capital Management, LP, and has voting and investment power over the shares.
(31)	We have been advised by the selling stockholder that it is managed by Brookfield Asset Management Private Institutional Capital Adviser (Credit), LLC and that Angelo Rufino, Robert Paine, Anthony Bavaro, and David Levenson have voting and investment power over the shares.
(32)	We have been advised by the selling stockholder that it is managed by Buckley Lloyd Partners, LLC and that Robert Buckley has voting and investment power over the shares.
(33)	We have been advised by the selling stockholder that Shawn Matthews, chief executive officer, and James M. Bond, chief operating officer, have voting and investment power over the shares.
(34)	We have been advised by the selling stockholder that it is a limited liability partnership managed by Susquehanna Advisors Group, Inc., its authorized agent, which has discretionary authority to vote and dispose of the shares. Michael Ferry may also be deemed to have investment discretion and/or voting power over the shares through Susquehanna Advisors Group, Inc. and may be deemed to beneficially own the shares. Mr. Ferry disclaims any such beneficial ownership of the shares.
(35)	We have been advised by the selling stockholder that Robert E. Davis, as its managing director, has voting and investment power over the shares.
(36)	We have been advised by the selling stockholder that its investment manager, Columbus Hill Capital Management, L.P. (“CHCM”) and its general partner, Columbus Hill Capital Partners, L.L.C. (“CHCP”) have or may be deemed to have, respectively, voting and dispositive power over the shares. CHC Partners, L.L.C. (“CHC”) is the general partner of CHCM and, in such capacity, may be deemed to have voting and dispositive power over the shares.
Kevin D. Eng is the chief executive officer and chief investment officer of CHCM and the managing member of CHC. Gene Ko is the Director of Research of CHCM. In such capacities, Messrs. Eng and Ko may be deemed to have voting and dispositive power over the shares.
(37)	We have been advised by the selling stockholder that its investment manager, CHCM and its general partner, CHCP have or may be deemed to have, respectively, voting and dispositive power over the shares. CHC is the general partner of CHCM and, in such capacity, may be deemed to have voting and dispositive power over the shares.
Kevin D. Eng is the chief executive officer and chief investment officer of CHCM, a director of the selling stockholder and the managing member of CHC. Gene Ko is the Director of Research of CHCM. In such capacities, Messrs. Eng and Ko may be deemed to have voting and dispositive power over the shares.
(38)	We have been advised by the selling stockholder that it is a Cayman Islands limited partnership, the general partner of which is controlled by Keith Meister. Its investment advisor, Corvex Management LP, a Delaware limited partnership whose general partner is controlled by Mr. Meister, and Mr. Meister may be deemed to beneficially own the shares.
(39)	We have been advised by the selling stockholder that it is a majority owned subsidiary of a reporting company under the Exchange Act.
(40)	We have been advised by the selling stockholder that it is a Delaware limited liability company managed by Wexford Capital LP, a Delaware limited partnership. Charles E. Davidson and Joseph M. Jacobs, members of Wexford GP LLC, the general partner of Wexford Capital LP, have voting and investment power over the shares.
(41)

We have been advised by the selling stockholder that it is a limited partnership that has an investment agreement with Dendera Capital, L.P. (a limited partnership managed by Geoffrey Arens as managing member, Dendera Capital Holdings, Inc., and Arens Family Trust) and that is operated by Dendera Capital GP, LLC (a limited liability company that is operated by Geoffrey Arens as managing member, Dendera Capital Principals, LLC, and Arens Family Trust), its general partner. Dendera Capital Principals, LLC is a limited liability company operated by Geoffrey Arens as managing member, and Dendera Capital

Holdings, Inc. is an S corporation owned by Geoffrey Arens. Geoffrey Arens has voting and investment power over the shares.
(42)	We have been advised by the selling stockholder that it is a trust, of which the trustee is State Street Bank and Trust Company, and that the investment manager is DuPont Capital Management. Kris Kowal, the Chief Investment Officer of DuPont Capital Management, has voting and investment power over the shares.
(43)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the owner of Ares Capital Management II LLC, the investment advisor of Goldman Sachs Trust II – Goldman Sachs Multi-Manager Alternatives Fund, has voting and dispositive control over the shares.
(44)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the owner of Ares Capital Management II LLC, the investment advisor of Goldman Sachs Trust II – Goldman Sachs Multi-Manager Non-Core Fixed Income Fund, has voting and dispositive control over the shares.
(45)	We have been advised by the selling stockholder that it is a Cayman Islands exempted limited partnership of which the investment manager is P&S Credit Management, L.P., a Delaware limited partnership. P&S Credit Partners, LLC, a Delaware limited liability company, serves as general partner of both the selling stockholder and its investment manager, and James Palmisciano, chief investment officer, is its managing member who has voting and investment power over the shares. Moelis Asset Management LP is the indirect sole owner of the general partner and the investment manager.
(46)	We have been advised by the selling stockholder that Robert Knapp serves as its manager. The selling stockholder and Mr. Knapp each disclaim beneficial ownership of the shares except to the extent of its or his pecuniary interest therein.
(47)	We have been advised by the selling stockholder that it is a majority owned subsidiary of JPMorgan Chase & Co., a reporting company under the Exchange Act.
(48)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the investment advisor of Kaiser Foundation Hospitals, has voting and dispositive power over the shares held by Kaiser Foundation Hospitals.
(49)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the investment advisor of Kaiser Permanente Group Trust, has voting and dispositive power over the shares held by Kaiser Permanente Group Trust.
(50)	We have been advised by the selling stockholder that it is a private investment fund managed by its general partner, KDHB V Capital Management, LLC, the managing member of which is Dorsey D. Farr, who has voting and investment power over the shares.
(51)	We have been advised by the selling stockholder that David Sabath and David Ford, managing members of Latigo Partners, LP, trading advisor of Crown Managed Accounts SPC, acting for and on behalf of the selling stockholder, have voting and investment power over the shares.
(52)	We have been advised by the selling stockholder that David Sabath and David Ford, managing members of Latigo Partners, LP, investment manager of the selling stockholder, have voting and investment power over the shares.
(53)	We have been advised by the selling stockholder that P&S Credit Management, L.P. serves as the sub-adviser to the selling stockholder, and that Moelis Asset Management LP is the indirect sole owner of the sub-adviser. P&S Credit Partners, LLC is the general partner to P&S Credit Management L.P., and its managing member is James Palmisciano, chief investment officer, who has voting and investment power over the shares.
(54)	We have been advised by the selling stockholder that it is a corporation managed by Long Investment Management International Limited, which is managed by director George W. Long, who has voting and investment power over the shares.
(55)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the owner of Ares Management Limited, the investment advisor of ICF VI Cayman AIV Ltd., has voting and dispositive control over the shares.

(56)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the owner of Ares Management Limited, the investment advisor of ICF VII Cayman AIV Ltd., has voting and dispositive control over the shares.
(57)	We have been advised by the selling stockholder that Lord, Abbett & Co. LLC is its investment advisor and that Daria L. Foster, as managing member of Lord, Abbett & Co. LLC, has voting and investment power over the shares.
(58)	We have been advised by the selling stockholder that Venor Capital Management LP serves as its investment advisor. Michael Wartell and Jeffrey Bersh, the co-chief investment officers of Venor Capital Management LP, have voting and investment power over the shares.
(59)	We have been advised by the selling stockholder that Marathon Asset Management LP serves as its investment advisor and that Marathon Asset Management GP LLC is the general partner of Marathon Asset Management LP. Bruce Richards and Louis Hanover, as managing members of Marathon Asset Management GP LLC, have voting and investment power over the shares.
(60)	We have been advised by the selling stockholder that it is a Massachusetts Limited Partnership and that New Generation Advisors, LLC is its general partner and investment manager. George Putnam III, director and president of the general partner, Christopher M. McHugh, director of the general partner, and Michael S. Weiner, director of the general partner, have voting and investment power over the shares.
(61)	We have been advised by the selling stockholder that it is a Bermuda Limited Partnership and that New Generation Advisors, LLC, is its general partner and investment manager. George Putnam III, director and president of the general partner, Christopher M. McHugh, director of the general partner, and Michael S. Weiner, director of the general partner, have voting and investment power over the shares.
(62)	We have been advised by the selling stockholder that Nomura Corporate Research and Asset Management Inc. is its investment advisor and controlling entity. Stephen Kotsen, its managing director, has voting and investment power over the shares.
(63)	We have been advised by the selling stockholder that Nomura Corporate Research and Asset Management Inc. (“NCRAM”) is the investment sub-adviser of this open-ended investment company with variable capital incorporated in Ireland and authorized as an Undertaking for Collective Investment in Transferrable Securities. NCRAM’s affiliate, Nomura Asset Management U.K. (“NAM UK”), is the investment adviser. NCRAM has investment power over the shares. NAM UK retains voting power.
(64)	We have been advised by the selling stockholder that NCRAM is the investment sub-adviser of this Cayman Islands open-ended umbrella trust. Its affiliate Nomura Funds Research and Technologies Co., Ltd. (“NFRT”) is the investment adviser. NCRAM has investment power over the shares. NFRT retains voting power.
(65)	We have been advised by the selling stockholder that NCRAM is the selling stockholder’s investment manager. NCRAM has investment power over the shares and the selling stockholder has retained voting power.
(66)	We have been advised by the selling stockholder that NCRAM is the investment sub-adviser of this open-ended investment company with variable capital structure as an umbrella fund with segregated liability and incorporated in Ireland and authorized as an Undertaking for Collective Investment in Transferrable Securities. Barclays Bank PLC is the investment manager. NCRAM has investment power over the shares. Barclays Bank PLC retains voting power.
(67)	We have been advised by the selling stockholder that NCRAM is the investment sub-adviser of this registered investment company under the Investment Company Act of 1940. Northern Trust Investment, Inc. is the adviser. NCRAM has investment power over the shares. Northern Trust Investment, Inc. retains voting power.
(68)	We have been advised by the selling stockholder that NCRAM is the investment sub-adviser of this fund registered under the laws of Japan. Nomura Asset Management Co., Ltd. (“NAM”) is the adviser. NCRAM has investment power over the shares. NAM retains voting power.
(69)	We have been advised by the selling stockholder that it is an unincorporated open-ended trust formed under the laws of the province of British Columbia and that it is managed by Nicola Wealth Management. Michael Leung, its portfolio manager, has voting and investment power over the shares.

(70)	We have been advised by the selling stockholder that it is a Jersey Fund managed by SG Hambros Fund Managers (Jersey) Limited and sub-managed by Lyxor Asset Management S.A.S. Its trading advisor is Observatory Capital Management LLP, a UK regulated limited liability partnership, of which Shazad Ghaffar is the Chief Investment Officer and one of the managing members.
(71)	We have been advised by the selling stockholder that it is a Cayman fund managed by Observatory Capital Management LLP, a UK regulated limited liability partnership, of which Shazad Ghaffar is the Chief Investment Officer and one of the managing members of the LLP.
(72)	We have been advised by the selling stockholder that DuPont Capital Management serves as its investment manager and that Kris Kowal, Chief Investment Officer of DuPoint Capital Management, has voting and investment power over the shares.
(73)	We have been advised by the selling stockholder that Partner Fund Management L.P. serves as its investment manager and that Christopher James, as co-managing partner of Partner Fund Management, L.P., has voting and investment power over the shares.
(74)	We have been advised by the selling stockholder that Partner Investment Management L.P. serves as its investment manager and that Christopher James, its portfolio manager, has voting and investment power over the shares.
(75)	We have been advised by the selling stockholder that it is a business company with limited liability formed under the laws of the British Virgin Islands and that P&S Credit Management, L.P., a Delaware limited partnership, the direct and sole owner of which is Moelis Asset Management LP, serves as its investment advisor and provides it with discretionary investment advisory services pursuant to an investment advisory agreement. P&S Credit Partners, LLC is the general partner to P&S Credit Management L.P., and its managing member is James Palmisciano, chief investment officer, who has voting and investment power over the shares.
(76)	We have been advised by the selling stockholder that Phoenix Investment Adviser LLC, a Delaware limited liability company, provides discretionary investment advice to the selling stockholder. Phoenix Investment Adviser LLC is owned by Jeffrey Peskind, who has voting and investment power over the shares.
(77)	We have been advised by the selling stockholder that it is managed by Pinyon Asset Management LP, the corporate general partner of which is Pinyon Management LLC. Pinyon Management LLC is controlled by Patrick T. Burke and Richard Geller, who have voting and investment power over the shares.
(78)	We have been advised by the selling stockholder that it is a partnership controlled by PlusTick Management, LLC, a limited liability company, which is controlled by its managing member, Thomas J. Hill, who has voting and investment power over the shares.
(79)	We have been advised by the selling stockholder that it is managed by Ratan Capital Management, LP and that Nehal Chopra, general partner/director, has voting and investment power over the shares.
(80)	We have been advised by the selling stockholder that Reef Road Capital, LLC serves as its investment advisor and that Eric Rosen has voting and investment power over the shares.
(81)	We have been advised by the selling stockholder that it is managed by Russell Investments Capital, LLC, a registered investment adviser, and that Russell Investment Institutional Funds Management, LLC serves as its managing member. Colette K. Taylor, Jeffrey T. Hussey, and Matthew C. Moss are the directors for the board of the managing member and have voting and investment power over the shares.
(82)	We have been advised by the selling stockholder that it is an investment pool vehicle (hedge fund), managed by Schultze Asset Management, LP (“SAM”), which is owned by George J. Schultze and his immediate family. George Schultze is the managing member of Schultze Asset Management GP, LLC, the general partner of SAM, and he has the voting and investment power over the shares.
(83)	We have been advised by the selling stockholder that it is a limited liability company managed by SC Lowy Asset Management Ltd., a Cayman Islands limited liability company, and the Michel Lowy and Soo Chen Lee, controllers of SC Lowy Asset Management, Ltd., have voting and investment power over the shares.
(84)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the investment advisor of SEI Global Master Fund PLC, has voting and dispositive control of the shares.

(85)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the investment advisor of SEI Institutional Investments Trust – High Yield Bond Fund, has voting and dispositive control of the shares.
(86)	We have been advised by the selling stockholder that Ares Management, L.P., as owner of Ares Management LLC, the investment advisor of SEI Institutional Managed Trust – High Yield Bond Fund, has voting and dispositive control of the shares.
(87)	We have been advised by the selling stockholder that Senator Investment Group LP serves as its investment manager and that Alexander Klabin and Douglas Silverman have control of a Delaware limited liability company that may be deemed to control the selling stockholder. Alexander Klabin and Douglas Silverman each disclaim any beneficial ownership of the shares.
(88)	We have been advised by the selling stockholder that Erin Lankowsky and Jarrod Dean, co-presidents, have voting and investment power over the shares.
(89)	We have been advised by the selling stockholder that it is a 501(c)(3) corporation and that Mark Buntz serves as its investment advisor and has voting and investment power over the shares.
(90)	We have been advised by the selling stockholder that Alta Fundamental Advisers GP LLC is its general partner and that Alta Fundamental Advisers LLC is its investment manager. Jeremy Carton and Gilbert Li, owners of Alta Fundamental Advisers LLC, have voting and investment power over the shares.
(91)	We have been advised by the selling stockholder that it is a limited liability corporation managed by Alden Global Capital, LLC, a limited liability company, and that Heath Freeman has voting and investment power over the shares.
(92)	We have been advised by the selling stockholder that it is a Cayman Islands exempted limited partnership whose general partners are Paloma Partners Management Company, a Delaware corporation, and Paloma Advisors LP, a Delaware limited partnership. S. Donald Sussman and Eric Rosen have voting and dispositive power over the shares.
(93)	We have been advised by the selling stockholder that it is managed by Symphony Asset Management LLC, a registered investment advisor, and that Gunther Stein, the chief investment officer of Symphony Asset Management LLC, has voting and investment power over the shares.
(94)	We have been advised by the selling stockholder that it is managed by TD Asset Management Inc., a Canadian-registered Investment Fund Manager, and that Gregory Kocik, Managing Director, is the portfolio manager with voting and investment power over the shares.
(95)	We have been advised by the selling stockholder that it is a 501(c)(3) corporation and that Mark Buntz, C.F.O., is its investment manager who has voting and investment power over the shares.
(96)	We have been advised by the selling stockholder that it is a 501(c)(3) corporation and 509(a)(3) supporting organization to Saint Francis Health System, Inc., and that Mark Buntz, treasurer, is its investment advisor who has voting and investment power over the shares.
(97)	We have been advised by the selling stockholder that it is managed by Third Point LLC and that Daniel S. Loeb, managing member of Third Point LLC, has voting and investment power over the shares.
(98)	We have been advised by the selling stockholder that it is a Cayman Island company limited by shares that is managed by Alden Global Capital LLC, a limited liability company, and that Heath Freeman has voting and investment power over the shares.
(99)	We have been advised by the selling stockholder that Venor Capital Management LP serves as its investment manager and that Michael Wartell and Jeffrey Bersh, the co-chief investment officers of Venor Capital Management LP, have voting and investment power over the shares.
(100)	We have been advised by the selling stockholder that it is a Cayman domiciled limited partnership and that Water Island Capital, LLC serves as its investment manager. John Orrico is the managing member of Water Island Capital, LLC and has voting and investment power over the shares.
(101)	We have been advised by the selling stockholder that Wells Fargo Securities, LLC has voting and dispositive power over the shares.
(102)	We have been advised by the selling stockholder that it is a Delaware limited liability company managed by Wexford Capital LP, a Delaware limited partnership. Wexford GP LLC serves as the general partner of Wexford Capital LP. Charles E. Davidson and Joseph M. Jacobs are members of Wexford GP LLC and have voting and investment power over the shares.

(103)	We have been advised by the selling stockholder that it is a single member limited liability company managed by Pamela Yee, who has voting and investment power over the shares.
(104)	We have been advised by the selling stockholder that it is a governmental pension plan as defined by federal law and that Crescent Capital Group LP serves as its adviser. John Fekete is primarily responsible for the management of the selling stockholder and has voting and investment power over the shares, together with Conrad Chen, Jonathan Insull, and Wayne Hosang.
(105)	We have been advised by the selling stockholder that it is a compartment (separate fund) of Pictet, an open-ended investment company (SICAV) incorporated under Luxembourg law in accordance with the provisions of Part I of the law of 17 December 2010 governing undertakings for collective investment in Luxembourg. Pictet Asset Management (Europe) S.A. serves as its adviser and Crescent Capital Group LP serves as its sub-advisor. John Fekete and Conrad Chen are primarily responsible for the management of the selling stockholder and, together with Jonathan Insull and Wayne Hosang, have voting and investment power over the shares.
(106)	We have been advised by the selling stockholder that it is a compartment (separate fund) of Pictet SICAV II, an investment company (SICAV) incorporated under Luxembourg law in accordance with the provisions of Part I of the law of 17 December 2010 governing undertakings for collective investment in Luxembourg. Pictet Asset Management (Europe) S.A. serves as its adviser and Crescent Capital Group LP serves as its sub-adviser. John Fekete and Conrad Chen are primarily responsible for the management of the selling stockholder and, together with Jonathan Insull and Wayne Hosang, have voting and investment power over the shares.
(107)	We have been advised by the selling stockholder that it is an investment company registered under the Investment Company Act of 1940.
(108)	We have been advised by the selling stockholder that it is a mutual fund trust managed by Fulcra Asset Management Inc. and that Matthew Shandro, portfolio manager, has voting and investment power over the shares.
(109)	We have been advised by the selling stockholder that Evan Schwartzberg and Matthew Van Alstyne have voting and investment power over the shares.
(110)	We have been advised by the selling stockholder that it is a Cayman Islands limited partnership managed by S Goldman Asset Management LLC, a registered investment advisor, and that Sheldon Goldman, through his management of S Goldman Asset Management LLC, has voting and investment power over the shares.
(111)	We have been advised by the selling stockholder that it is an investment company registered under the Investment Company Act of 1940, which is managed by TD Asset Management USA Funds, Inc., and that Gregory Kocik, as portfolio manager, has voting and investment power over the shares.
(112)	We have been advised by the selling stockholder that it is a Cayman Islands exempted limited partnership and that V V Capital Management, LP serves as it investment manager. Venkat Venkatraman is the managing partner of V V Capital Management, LP and has voting and investment power over the shares.
(113)	We have been advised by the selling stockholder that it is managed by W.R. Huff Asset Management Co., L.L.C., and that William R. Huff has voting and investment power over the shares.
(114)	We have been advised by the selling stockholder that it is a limited liability corporation, that First Republic Investment Management Corporation serves as its investment manager, and that Glendon Capital Management, LP serves as its sub-advisor. James P. Conn Sr., Craig Jorasch, and Charles Volkhardt Moore, as board members of Altair Global Credit Opportunities Fund (A), LLC, and Matthew Barrett, Holly Kim Olson, Brian Berman, Eitan Melamed, and Michael Keegan, as partners of Glendon Capital Management, LP, have voting and investment power over the shares.
(115)	We have been advised by the selling stockholder that it is a 501(c) corporation and that Glendon Capital Management, LP serves as its investment manager. Matthew Barrett, Holly Kim Olson, Brian Berman, Eitan Melamed, and Michael Keegan, as partners of Glendon Capital Management, LP, have voting and investment power over the shares.
(116)

We have been advised by the selling stockholder that it is a limited partnership and that Glendon Capital Management, LP serves as its investment manager. Matthew Barrett, Holly Kim Olson, Brian Berman,

Eitan Melamed, and Michael Keegan, as partners of Glendon Capital Management, LP, have voting and investment power over the shares.
(117)	We have been advised by the selling stockholder that it is managed by JB Investments Partners II, LP, its general partner, which is managed by JB Investments Partners II, LLC, its general partner, of which the managing member is Brian J. Riley, who has voting and investment power over the shares.
(118)	We have been advised by the selling stockholder that it is a legal reserve life insurance company under the insurance laws of the State of New York and that all of its outstanding stock is held by the TIAA Board of Overseers. The TIAA Board of Overseers is a New York not-for-profit corporation incorporated in the State of New York, created for the purpose of holding the stock of TIAA. The TIAA Board of Overseers elects the members of the TIAA Board of Trustees, which oversees the management of TIAA and, among other things, approves changes to TIAA’s organization documents. The current members of the TIAA Board of Overseers are: Lawrence S. Bacow, Scott S. Cowen, Roger W. Ferguson, Cleve L. Kilingsworth, Michael S. McPherson, and Alair A. Townsend.
(119)	We have been advised by the selling stockholder that it is a wholly owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”). TIAA is a legal reserve life insurance company under the insurance laws of the State of New York and all of its outstanding stock is held by the TIAA Board of Overseers. The TIAA Board of Overseers is a New York not-for-profit corporation incorporated in the State of New York, created for the purpose of holding the stock of TIAA. The TIAA Board of Overseers elects the members of the TIAA Board of Trustees, which oversees the management of TIAA and, among other things, approves changes to TIAA’s organization documents. The current members of the TIAA Board of Overseers are: Lawrence S. Bacow, Scott S. Cowen, Roger W. Ferguson, Cleve L. Kilingsworth, Michael S. McPherson, and Alair A. Townsend.
(120)	We have been advised by the selling stockholder that James A. Kaaz is its 100% owner and that he has voting and investment power over the shares.
(121)	We have been advised by the selling stockholder that Coastland Capital, LLC serves as its investment advisor and that Grace S. Mao, Shaun Sparkman, Nicolas Edney, Robert Warren, and Derek Dunn have voting and investment power over the shares.
(122)	We have been advised by the selling stockholder that it is owned by J.V.B. Financial Group Holdings, LP, the managing member of which is C&Co/PrinceRidge Partners LLC. The sole member of C&Co/PrinceRidge Partners LLC is IFMI, LLC, which is owned by Institutional Financial Markets, Inc., a publicly traded company. Lester Brafman (chief executive officer of J.V.B. Financial Group, LLC, IFMI, LLC, and Institutional Financial Markets, Inc.), Joseph Pooler (chief financial officer and managing member of C&Co/PrinceRidge Partners LLC), and Josh Zucker (head corporate high yield trader of J.V.B. Financial Group, LLC) have voting and investment power over the shares.
(123)	We have been advised by the selling stockholder that it is a corporation registered in the state of Connecticut and that Pendleton King, president, has voting and investment power over the shares.
(124)	We have been advised by the selling stockholder that it is a corporation organized under the laws of the state of New Jersey and that David Fishel has voting and investment power over the shares.
(125)	We have been advised by the selling stockholder that OppenheimerFunds, Inc. serves as its investment manager.
(126)	We have been advised by the selling stockholder that Mary Ann Brown, Kevin Byrne, Joe Celentano, Adrian Griggs, Andrew Oleksiw, Tony Premer, Josh Scott, James T. Morris, Darryl D. Button, Sharon A. Cheever, Lawrence F. Harr, Kevin Collins, Barney Dougherty, Todd Nasser, Jim Burritt, and Jeff Johnson have voting and investment power over the shares.
(127)	We have been advised by the selling stockholder that it is managed by Penn Capital Management Co., Inc.
(128)	We have been advised by the selling stockholder that it is managed by Ball Corporation, which is a reporting company under the Exchange Act.
(129)	We have been advised by the selling stockholder that George F. Kubin, senior vice president, has voting and investment power over the shares.
(130)	We have been advised by the selling stockholder that Weiss Asset Management LP serves as its investment manager. The general partner of Weiss Asset Management LP is WAM GP LLC, and Andrew M. Weiss, the manager of WAM GP LLC, has voting and investment power over the shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under a written policy adopted by the Board, the Nominating and Corporate Governance Committee is responsible for reviewing and approving all transactions between us and certain “related persons,” such as our executive officers, directors and owners of more than 5% of our voting securities. In reviewing a transaction, the Nominating and Corporate Governance Committee considers the relevant facts and circumstances, including the benefits to us, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) our best interests and the best interests of our stockholders are permitted to be approved. No Committee member may participate in any review of a transaction in which the member or any of his or her family members is the related person. A copy of the policy can be found on our website (www.peabodyenergy.com) by clicking on “Investor Info,” then “Corporate Governance,” and then “Governance Documents,” and is available in print to any stockholder who requests it. Information on our website is not considered part of this prospectus or the Registration Statement of which this prospectus is a part.

Related person transactions for the last three fiscal years are described below.

Transaction	Description of Relationship
Registration Rights Agreement

On the Effective Date, we entered into the Registration Rights Agreement with certain of our pre-emergence creditors that received Securities on the Effective Date (together with any person or entity that becomes a party to the Registration Rights Agreement, the “Holders”), as provided in the Plan. The Registration Rights Agreement provides resale registration rights for the Holders’ Registrable Securities (as defined in the Registration Rights Agreement).

Pursuant to the Registration Rights Agreement, we are required to file a Shelf Registration Statement (as defined in the Registration Rights Agreement) with respect to the Registrable Securities within 30 days of the Effective Date. The Registration Statement, of which this prospectus forms a part, that we have filed with the SEC has fulfilled this requirement. We are required to maintain the effectiveness of any such registration statement until the Registrable Securities covered by the registration statement have been disposed of or are no longer Registrable Securities.

In addition, if there is no Shelf Registration Statement, or if the Registrable Securities cannot be sold under the Shelf Registration Statement, the Holders have the right to demand that the Company effect the registration of any or all of the Registrable Securities (a “Demand Registration”). We are not obligated to effect more than four Demand Registrations in any twelve-month period, and we need not comply with such a request unless the aggregate gross proceeds from such a sale will exceed $25 million.

Holders also have customary underwritten offering and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their underwritten offering registration rights, certain Holders have certain rights to demand that we effectuate the distribution of any or all of their Registrable Securities by means of an underwritten offering pursuant to a shelf takedown. We are not obligated to effect an underwritten offering within 90 days after the consummation of a previous underwritten offering.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods and, if an underwritten offering is contemplated, limitations on the number of shares to be included in the underwritten offering that may be imposed by the managing underwriter.

No separate review of this transaction was performed by the Nominating and Corporate Governance Committee as it was a requirement of the Plan.

Joy Global Inc.	Michael W. Sutherlin was elected to the Board on January 22, 2014. He served as the President and Chief Executive Officer of Joy Global Inc., a mining equipment and services provider, from 2006 to December 2013 and continued as an employee of Joy through January 31, 2014. We purchase mining equipment and services from Joy and its subsidiaries in the ordinary course of our business. Mr. Sutherlin, given his previous position as President and Chief Executive Officer of Joy, may be deemed to have been a related party with an indirect material interest in these transactions. During 2013, we paid Joy and its subsidiaries approximately $81.3 million for mining equipment and services. The Nominating and Corporate Governance Committee reviewed and ratified these transactions under our related persons transactions policy at the time that Mr. Sutherlin was elected to the Board.

DESCRIPTION OF CAPITAL STOCK

Below, we have summarized the material terms of our Fourth Amended and Restated Certificate of Incorporation (“Charter”), the Certificate of Designation attached thereto, and our Amended and Restated Bylaws (“Bylaws”) and relevant sections of the Delaware General Corporation Law (the “DGCL”). The summaries below are not intended to be complete and are subject to and qualified in their entirety by our full Charter and Bylaws, copies of which have been filed as exhibits to our registration statement on Form 8-A dated April 3, 2017 and are incorporated by reference into the Registration Statement of which this prospectus is a part, and by the applicable provisions of the DGCL.

Authorized Capital

We have the authority to issue a total of 450,000,000 shares of Common Stock, par value $0.01 per share, 100,000,000 shares of preferred stock, par value $0.01 per share, of which 50,000,000 are designated as Preferred Stock, and 50,000,000 shares of series common stock, par value $0.01 per share.

The Board of Directors is granted authority to issue both preferred stock and series common stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares, any designation, voting powers, preferences and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions attaching thereto.

We may not issue non-voting equity securities; provided, however, that such restriction shall (a) not apply beyond what is required under Section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to us, and (c) in all events may be amended or eliminated in accordance with applicable law.

Preferred Stock

Series A Convertible Preferred Stock

Our outstanding Preferred Stock accrues dividends at a rate of 8.5% per annum, payable in kind semi-annually on April 30 and October 31 of each year as additional shares of Preferred Stock. Our Preferred Stock will also participate on an as-converted basis (giving effect to any accrued and unpaid dividends) in any dividend, distribution or payments to holders of Common Stock. If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, the holders of Preferred Stock are granted $25.00 per share of Preferred Stock, plus any accrued but unpaid dividends through the date of liquidation. They may also participate on an as-converted basis in any payments upon liquidation payable to the holders of Common Stock.

The Preferred Stock shall be convertible into Common Stock at any time, at the option of the holders at an initial conversion price of $16.25, representing a discount of 35% to the equity value assigned to the Common Stock by the Plan (subject to customary any-dilution adjustments, the “Conversion Price”). If at any time following the Effective Date, less than 7,500,000 shares of Preferred Stock remain outstanding, then the Company shall have the right, but not the obligation, to redeem all (but not less than all) of the remaining shares of Preferred Stock, following thirty days’ notice, and on no more than 60 days’ notice, at a redemption price equal to $25 per share of Preferred Stock, payable in cash or shares of Common Stock at our election, subject to certain adjustments; provided that the Company shall not redeem any shares of Preferred Stock for cash during any time that any obligations under our senior secured term loan facility entered into on April 3, 2016 remain outstanding. At any time following the Effective Date, if holders of at least 66 2/3% of the Preferred Stock elect to convert, then all remaining outstanding Preferred Stock will automatically convert at the same time and on the same terms.

In addition, beginning on the Effective Date, each outstanding share of Preferred Stock shall automatically convert into a number of shares of Common Stock at the Conversion Price (such conversion, the “Mandatory

Conversion”) if the volume weighted average price of the Common Stock exceeds $32.50 (the “Conversion Threshold”) for at least 45 trading days in a 60 consecutive trading day period, including each of the last 20 days in such 60 consecutive trading day period (such period, the “Mandatory Conversion Period’). Notwithstanding the foregoing, during the first 45 trading days after the Effective Date, a Mandatory Conversion will be deemed to have occurred if the volume weighted average price of Common Stock exceeds $37.50 for at least 10 trading days in a 20 consecutive day trading period, including each of the last 5 days of the 10 trading days when the threshold is achieved.

Finally, the Preferred Stock shall automatically convert into shares of Common Stock immediately prior to the consummation of a Fundamental Change (as defined below) if either (1) at consummation of the Fundamental Change, the price of the Common Stock exceeds the Conversion Threshold, or (2) the consideration payable in the Fundamental Change per share of Common Stock exceeds the Conversion Threshold and is payable in cash.

For purposes of the Preferred Stock, our Certificate of Designation defines a Fundamental Change as a transaction in which the Company consolidates with, or merges with or into, or enters into any other business combination with, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its subsidiaries’ assets to any person, or any person consolidates or combines with, or merges with or into, the Company, in which such consolidation, combination, or merger the outstanding voting capital stock of the Company is converted into or exchanged for cash, securities or other property; provided, however, for purposes of mandatory conversions, following such transaction the holders of Common Stock immediately prior to such transaction do not own more than 50% of the common equity of the company surviving such business combination transaction or to which such assets are transferred or do not own the common equity in the company surviving such business combination substantially in the same relative proportions as their respective interests in the Common Stock.

Upon any optional or mandatory conversion of the Preferred Stock that occurs on or prior to the three year anniversary of their initial issuance, holders of the Preferred Stock will be deemed to have (1) received dividends through the last payment of dividends prior to the conversion, including dividends received on prior dividends, to the extent accrued and not previously paid; and (2) dividends on the shares of Preferred Stock then outstanding and any shares deemed issued pursuant to the preceding clause accruing from the last dividend date preceding the date of the conversion through, but not including, the three year anniversary of their initial issuance, and all dividends on prior dividends. In respect of an optional or mandatory conversion occurring after the three year anniversary of their initial issuance, there shall be deemed to have been issued in respect of all shares of Preferred Stock at the time outstanding (1) dividends through the date of payment of the dividend immediately preceding the date of the conversion, including dividends on such dividends, to the extent accrued and not previously paid, and (2) dividends on (a) the shares of Preferred Stock at the time outstanding and (b) any shares of Preferred Stock deemed issued pursuant to the preceding clause (1) accruing from the date of payment of the dividend immediately preceding the conversion, through, but not including, the date of conversion and all dividends on such dividends.

There are no restrictions on the repurchase or redemption of the Preferred Stock while there is any arrearage in the payment of dividends.

The Preferred Stock votes with the Common Stock as a single class on an as-converted basis on all matters submitted to a vote of the holders of Common Stock with the exception of:

•	any issuance of Preferred Stock other than paid-in-kind dividends;

•	any increase in the authorized amount of the Preferred Stock;

•	the authorization of any class of equity ranking senior to or on par with the Preferred Equity;

•	any amendment to the terms of the Preferred Stock, which approval shall require the affirmative vote of 2/3 of the outstanding Preferred Equity;

•	any Fundamental Change requiring approval of the holders of Common Stock;

•	any liquidation or winding-up; and

•	authorization of dividends on Common Stock in excess of $100 million payable in any 12-month period.

On these matters, the holders of Preferred Stock are entitled to vote as a separate class with a majority vote required for approval.

Holders of Preferred Stock are also signatories to the Registration Rights Agreement described under “Certain Relationships and Related Party Transactions” above.

Other Preferred Stock

As of the date hereof, no other series of preferred stock is outstanding. Our Charter provides that our Board may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation and other rights, preferences and limitations (subject to the rights of the Preferred Stock) as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution or our winding up in such amounts as are established by the resolutions of our Board approving the issuance of such shares.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the holders and may adversely affect voting and other rights of holders of our Securities. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

Series Common Stock

As of the date hereof, no series common stock is outstanding. Our Charter provides that our Board may, by resolution, establish one or more classes or series of common stock having the number of shares and relative voting rights, designations, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by them without further stockholder approval. The holders of our series common stock may be entitled to preferences over Common Stockholders and holders of preferred stock with respect to dividends, liquidation, dissolution or our winding up in such amounts as are established by the resolutions of our Board approving the issuance of such shares.

The issuance of series common stock may have the effect of delaying, deferring or preventing a change in control without further action by the holders and may adversely affect voting and other rights of holders of our Securities. In addition, issuance of series common stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

Voting Rights

Subject to the Preferred Stock voting rights described above, and any other voting rights granted to preferred stock or series common stock that may be outstanding from time to time, each share of our Common Stock shall be entitled to one vote per share, in person or by proxy, on all matters submitted to a vote for our stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise required in our Charter, Bylaws or by applicable law, the holders of voting stock shall vote together as one class on all matters submitted to a vote of stockholders generally. Our Charter and Bylaws do not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. However, in a contested election, a plurality of the votes shall be enough to elect a director. The holders of a majority of our voting stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business.

Dividend Rights

Subject to the Preferred Stock dividend rights described above, and any other dividend rights granted to preferred stock or series common stock that may be outstanding from time to time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock as may be declared thereon by our Board from time to time out of the assets or funds legally available. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum or sums as the directors, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any Company property, or for such other purpose as the directors shall think conducive to the interests of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

No Preemptive Rights

No holder of our capital stock has any preemptive right to subscribe for any shares of our capital stock issued in the future.

Liquidation Rights

The holders of Common Stock shall be entitled to share ratably in the net assets remaining after payment of all liquidation preferences to the Preferred Stock as described above, and any other liquidation rights granted to preferred stock or series common stock that may be outstanding from time to time.

Anti-Takeover Provisions of Charter, Bylaws and DGCL

Preferred Stock and Series Common Stock

See above under “Preferred Stock” and “Series Common Stock.”

Special Meetings of Stockholders

Our Charter and Bylaws provide that special meetings of the stockholders may be called by our Chairman of the Board, Chief Executive Officer, President or the Board. A special meeting of stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least 40% of all votes entitled to be cast at the special meeting.

Advance Notice of Stockholder Meetings

Notice of any annual or special meeting of stockholders, stating the place (if any), date and hour of the meeting shall be given to each stockholder entitled to notice of such meeting not less than ten nor more than sixty days before the date of such meeting.

Advance Notice for Nominations or Stockholder Proposals at Meetings

Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or bring business before shareholders’ meetings.

Nominations of persons for election to the Board and the proposal of business at stockholder meetings may be made by (1) the Company, (2) the chairman of the Board, or (3) any stockholder entitled to vote and who makes the nomination or proposal pursuant to timely notice in proper written form to our secretary in compliance with the procedures set forth in the Bylaws. For a stockholder to nominate a candidate for director or to bring other business before a meeting, we must receive notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made. Notice of a nomination for director must also include a description of various matters regarding the nominee and the shareholder giving notice, as set forth in the Bylaws.

In addition, our Bylaws permit a stockholder, or group of no more than 20 stockholders meeting specified eligibility requirements, to include director nominees in our proxy materials for annual meetings. In order to be eligible, stockholders must have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. Requests to include stockholder-nominated candidates in our proxy materials must be delivered to us within the time periods applicable to stockholder notices of nominations as described in the preceding paragraph. The maximum number of stockholder nominated candidates is the greater of two directors or the largest whole number that does not exceed 20% of the number of directors in office as of last day on which a notice under these provisions is delivered. The Bylaws provide a process to determine which candidates under these provisions exceed the maximum permitted number. Each stockholder seeking to include a director nominee in our proxy materials pursuant to these provisions is required to provide certain information, as set forth in the Bylaws. A stockholder nominee must also meet certain eligibility requirements, as set forth in the Bylaws.

At a meeting of stockholders, only such business (other than the nomination of candidates for election as directors in accordance with the Bylaws) will be conducted or considered as is properly brought before the annual meeting or a special meeting as specified in the Bylaws.

Action by Written Consent

Our Charter prohibits action by written consent by stockholders.

Directors

The Board shall consist of at least three members and no more than 15, and may be fixed from time to time by a resolution adopted by the Board or by the stockholders. At present, the Board has nine members. Directors need not be stockholders but are subject to certain share ownership requirements as described in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017.

Each director to be elected by stockholders shall be elected by a majority vote of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a majority vote of our voting stock.

All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. Our current class of directors will be subject to reelection at our 2018 annual meeting.

The Board is authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting, subject to the power of the voting stock to adopt, amend, alter or repeal the Bylaws made by the Board. Notwithstanding anything in the Charter or Bylaws to the contrary, a vote of holders of 75% or more of the voting stock is required to adopt, amend, alter or repeal any provision inconsistent with the foregoing or the manner in which action may be taken by voting stock.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s Charter and Bylaws provide for indemnification of officers and directors of the Company and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Company may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability or loss, including liability under the securities laws. In addition, the Company has entered into indemnification agreements with our directors and executive officers that require us to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Company or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Transfer Agent and Registrar

The transfer agent for our Securities is American Stock Transfer & Trust Company, LLC.

Listing of Our Common Stock

Our Common Stock is listed on the NYSE under the symbol “BTU.”

Listing of Our Preferred Stock

Our Preferred Stock is listed on the NYSE MKT under the symbol “BTUPR.”

PLAN OF DISTRIBUTION

The Securities offered by this prospectus may be sold or distributed from time to time by the selling stockholders, or by their pledgees, donees, partners, members, transferees or other successors, in any one or more of the following ways:

•	directly to one or more purchasers in privately negotiated transactions;

•	through underwriters, which may include, but not be limited to, Credit Suisse Securities (USA), LLC, Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC;

•	through ordinary brokerage transactions, or other transactions involving brokers, dealers or agents;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act;

•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	through block trades (including crosses) in which the broker or dealer engaged to handle the block trade will attempt to sell the Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through short sales;

•	in hedging transactions;

•	through the distribution by a selling stockholder to its partners, members or stockholders;

•	through a combination of any of the above methods of sale; or

•	by any other method permitted pursuant to applicable law.

In addition, one or more of the selling stockholders expects to transfer certain of the Securities to former holders of our Convertible Junior Subordinated Debentures due 2066, as contemplated by the Plan. Securities may also be exchanged pursuant to this prospectus for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

The prices at which the Securities offered by this prospectus are sold may include:

•	a fixed price or prices, which may be changed;

•	prevailing market prices at the time of sale;

•	prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	varying prices determined at the time of sale; or

•	negotiated prices.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders, (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers, (4) any other offering expenses, (5) any securities exchanges on which the Securities may be listed, (6) the method of distribution of the Securities, (7) the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and (8) any other material information.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Securities, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee. The list of selling stockholders may similarly be amended to include any donee, transferee or other successor of the selling stockholders.

The selling stockholders and any broker-dealers or agents who participate in the distribution of Securities may be deemed to be “underwriters.” As a result, any profits on the sale of the Securities by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the Securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered Securities if any are purchased. Any public offering price and any discount or concession allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.

If Securities are sold through underwriters or broker-dealers, each selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions applicable to the sale of such selling stockholder’s Securities.

Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of the Securities by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

In order to comply with the securities laws of certain states, if applicable, the Securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Securities offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the Securities by the selling stockholders. There can be no assurance that any selling stockholder will sell any or all of the Securities pursuant to this prospectus.

Pursuant to the Registration Rights Agreement, we are obligated to provide customary indemnification to the selling stockholders. In addition, we have agreed to pay all reasonable expenses incidental to the registration of the Securities, including the payment of federal securities law and state “blue sky” registration fees excluding underwriting discounts and commissions relating to the sale of Securities by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

This offering will terminate on the date that all of the Securities offered by this prospectus have been sold by the selling stockholders.

The selling stockholders may also sell Securities pursuant to Section 4(a)(7) of the Securities Act or Rule 144 under the Securities Act, or other exemption from registration under the Securities Act, rather than this prospectus, in each case if such exemption is available.

EXPERTS

The consolidated financial statements of Peabody Energy Corporation included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended on July 10, 2017 and August 14, 2017, including the schedule appearing therein, and the effectiveness of Peabody Energy Corporation’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Securities offered hereby will be passed upon for us by Jones Day.

PEABODY ENERGY CORPORATION

12,800,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

August 17, 2017

Credit Suisse